Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-202431

Prospectus supplement

(To prospectus dated April 17, 2015)

10,000,000 shares

Taylor Morrison Home Corporation

Class A common stock

Taylor Morrison Home Corporation, which we refer to in this prospectus supplement as “TMHC,” is offering 10,000,000 shares of its Class A common stock.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “TMHC.” The closing price of our Class A common stock on the New York Stock Exchange on January 31, 2017 was $19.40 per share.

We intend to use all of the net proceeds of this offering, including the net proceeds from any additional shares of Class A common stock purchased by the underwriters pursuant to the option described below, to purchase a portion of the existing investments of the Principal Equityholders (as defined in this prospectus supplement) in our company. After the completion of this offering, our Principal Equityholders will continue to own a majority of the combined voting power of our common stock, have the ability to elect a majority of our Board of Directors and have substantial influence over our governance.

Investing in the Class A common stock involves risks. See “Risk Factors” beginning on page S-23.

Price $19.00 per share

	Price to public	Underwriting discounts and commissions	Proceeds to company (before expenses)(1)

Per Share	$19.00	$0.7125	$18.2875

Total	$190,000,000	$7,125,000	$182,875,000

(1)	We intend to use all of the net proceeds to purchase a portion of the existing investments of the Principal Equityholders in the Company.

TMHC has granted the underwriters the right to purchase an additional 1,500,000 shares of Class A common stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Class A common stock to purchasers on or about February 6, 2017.

Joint book-running managers

J.P. Morgan	Citigroup	Credit Suisse

Joint lead managers

Deutsche Bank Securities	BofA Merrill Lynch	Goldman, Sachs & Co.

Wells Fargo Securities		Zelman Partners LLC

Co-managers

HSBC	TPG Capital BD, LLC	Comerica Securities

Prospectus supplement dated January 31, 2017

Prospectus supplement

Prospectus

S-i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Class A common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the underwriters have authorized anyone to provide you with information different from that contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf. We and the underwriters take no responsibility for any other information that you may receive. We are offering to sell, and seeking offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of the Class A common stock.

This prospectus supplement contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus supplement and the accompanying prospectus may appear without the ® or ™ symbols, but the omission of such symbols is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Statement regarding industry and market data

Any market or industry data contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is based on a variety of sources, including internal data and estimates, independent industry publications, government publications, reports by market research firms or other published independent sources. Industry publications and other published sources generally state that the information contained therein has been obtained from third-party sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of such information. Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions, and such information has not been verified by any independent sources. Accordingly, investors should not place significant reliance on such data and information.

S-ii

Prospectus supplement summary

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. It does not contain all of the information that you should consider before deciding whether to invest in our Class A common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section and our consolidated financial statements and the notes to those statements incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

In this prospectus supplement, unless otherwise indicated or the context otherwise requires, references to the “Company,” “we,” “us” and “our” refer (1) subsequent to the Reorganization Transactions (as defined below) and our initial public offering on April 9, 2013, to TMHC and its consolidated subsidiaries, (2) prior to the Reorganization Transactions and following the date of our Acquisition (as defined below) by our Principal Equityholders in July 2011, to TMM Holdings Limited Partnership (“TMM Holdings”) and its consolidated subsidiaries and (3) prior to the Acquisition, to the North American business of Taylor Wimpey plc.

References to “TPG Global” are to TPG Global, LLC, and references to “TPG” are to TPG Global and its affiliates that are invested in New TMM (as defined below) through TPG TMM Holdings II, L.P., which we refer to as the “TPG holding vehicle,” or are invested directly in the Company. References to “Oaktree” are to investment funds managed by Oaktree Capital Management, L.P. or their respective subsidiaries that are invested in New TMM through OCM TMM Holdings II, L.P., which we refer to as the “Oaktree holding vehicle.” References to “JHI” are to investment funds managed by JH Investments Inc. or its subsidiary that are directly invested in New TMM or indirectly invested in New TMM (see “Prospectus Supplement Summary—Organizational Structure”). References to our “Principal Equityholders” are references to (i) the affiliates of TPG that are invested in New TMM, (ii) Oaktree and (iii) JHI, collectively. We refer to the formation of TMM Holdings by the Principal Equityholders in March 2011 and the acquisition on July 13, 2011 by TMM Holdings of the company now known as Taylor Morrison Communities, Inc. (together with our former Canadian business) for an aggregate cash consideration of approximately $1.2 billion, as the “Acquisition”.

Our company

We are one of the largest public homebuilders in the United States. We are also a land developer, with a portfolio of lifestyle and master-planned communities. We provide a diverse assortment of homes across a wide range of price points. We strive to appeal to a broad spectrum of customers in traditionally high growth markets, where we design, build and sell single-family detached and attached homes. We operate under the Taylor Morrison and Darling Homes brand names. We also provide financial services to customers through our wholly owned mortgage subsidiary, Taylor Morrison Home Funding, LLC (“TMHF”) and title insurance and closing settlement services through our title company, Inspired Title Services, LLC (“Inspired Title”).

We have operations in Arizona, California, Colorado, Florida, Georgia, Illinois, North Carolina and Texas. Our business is organized into multiple homebuilding operating divisions and a mortgage and title services division, which are managed as multiple reportable segments, as follows:

East	Atlanta, Charlotte, North Florida, Raleigh, Southwest Florida and Tampa

Central	Austin, Dallas and Houston (each of the Dallas and Houston markets include both a Taylor Morrison division and a Darling Homes division)

West	Bay Area, Chicago, Denver, Phoenix, Sacramento and Southern California

Mortgage Operations	Taylor Morrison Home Funding (TMHF) and Inspired Title Services (Inspired Title)

Our long-term strategy is built on four pillars:

•	pursuing core locations;
•	building distinctive communities;
•	maintaining a culture of operating efficiency; and
•	appropriately balancing price with pace in the sale of our homes.

We are committed to building authentic homes and engaging communities that inspire, delight and enhance the lives of our customers. Delivering on this commitment involves thoughtful design and analysis to accommodate the needs of our customers and the surrounding community. The Taylor Morrison difference begins with providing our customers with homes that are both conducive to their lifestyles and that are built to last. We take pride in our quality construction, superior design and customer service. Our dedication to customer service defines our customer experience and acknowledges homeowners’ suggestions to incorporate style, quality and sustainability into every community we build. Our commitment to quality prioritizes the long-term satisfaction of our homeowners. Our communities are typically built in locations in close proximity to schools and shopping, often have many amenities and public gathering areas, with a focus on delivering superior lifestyles to customers and their families.

In recognition of our commitment to home buyers, we were awarded America’s Most Trusted Home Builder® by Lifestory Research in 2016 and 2017, which is based on the reviews of more than 30,000 consumers. We are also ranked the second highest in the active adult resort home builder brands according to Lifestory Research America’s Most Trusted® 2016 and 2017 Active Adult Home Builder Brand Study, which was based on almost 11,000 consumers.

Some of our recent acquisitions include our acquisition in April 2015 of JEH Homes, an Atlanta based homebuilder, for a purchase price of approximately $63.2 million, excluding contingent consideration, which yielded approximately 2,000 lots; our acquisition in July 2015 of three divisions of Orleans Homes for a purchase price of approximately $167.3 million, which collectively yielded approximately 2,100 lots in new markets within Charlotte, Chicago and Raleigh, further expanding our geographic footprint; and our acquisition in January 2016 of Acadia Homes in Atlanta for approximately $83.6 million, which yielded approximately 1,100 additional lots with deliveries of homes at price points in the low $400 thousands, allowing us to further diversify our product offerings in the Atlanta market. All the operations acquired in 2015 and 2016 have been fully transitioned to the Taylor Morrison brand.

During 2016, our operations were located in eight states and generated revenue of $3.55 billion, net income from continuing operations of $207.0 million and Adjusted EBITDA of $419.8 million (for a discussion of how we calculate Adjusted EBITDA see footnote 4 under the caption “—Summary Historical Consolidated Financial and Other Information”, and for a reconciliation of Adjusted EBITDA to net income for the year ended December 31, 2016, see “—Recent Developments”). In 2016, we grew our average community count by 19% year over year to 309 active communities, and ended 2016 with $1.5 billion in sales order backlog.

We believe we benefit from a well-located land portfolio, primarily in homebuilding markets that have been leading the U.S. housing recovery. During 2016, we had 309 average active communities and at December 31, 2016 we owned or controlled approximately 38,300 lots. The average sales price of homes closed during the year ended December 31, 2016 was approximately $465,000. During 2016, we sold 7,504 homes, an increase of 12% over the prior year.

Our competitive strengths

Our business is characterized by the following competitive strengths:

Strong financial performance

We have a profitable and scalable operating model, which we believe positions us well to take advantage of the anticipated continued recovery in the U.S. housing industry. Our operating model allowed us to increase total revenue and net income from continuing operations by 19% and 22%, respectively, in 2016 compared to 2015. We believe that January 2017 is off to a strong start, with a monthly absorption rate expected to be about 20% higher year over year.

We believe that our management approach, which balances decentralized local market expertise with a centralized executive management team focused on maximizing efficiencies, will further grow our profitability. Our operating platform is scalable, which we believe allows us to increase volume while at the same time improving profitability and driving shareholder returns. We have made numerous strategic investments over the past two years that we believe will drive continued operational efficiencies and performance benefits over the next many years.

Attractively located land inventory

We continue to benefit from a sizeable and well-located existing land inventory. At December 31, 2016, we owned or controlled approximately 38,300 lots, which equated to approximately 5.2 years of land supply based on our closings of 7,369 homes in the twelve months ended December 31, 2016. Our land inventory reflects our balanced approach to investments, yielding a distribution of finished lots available for near-term homebuilding operations and strategic land positions to support future growth and we are actively focused on securing land for deliveries in 2019 and beyond. Our significant land inventory allows us to be selective in identifying new land acquisition opportunities and positions us against potential land shortages in markets that exhibit land supply constraints. In addition, some of our holdings represent multi-phase, master-planned communities, which provide us with the opportunity to pursue multiple selling efforts in order to respond to changing market demands. We also believe that our master-planned community holdings allow us to add value through re-entitlements, repositioning and/or opportunistic land sales to third parties.

In 2016, we spent approximately $707.5 million on new land purchases and development. We believe our local, well-established relationships with land sellers, brokers and investors and our knowledge of the local markets allows us to be nimble, to identify attractive land opportunities and to gain access to such sellers, brokers and investors. We also believe that our long-held reputation as a leading homebuilder and developer of land, combined with our balance sheet strength and our active opportunistic purchasing of land through the downturn, gives land brokers and sellers confidence that they can close transactions with us on a timely basis and with minimal execution risk.

Strong presence in high-growth homebuilding markets

Our strategic market footprint positions us to participate in the U.S. housing market’s continued recovery. We focus our operations in states benefiting from positive momentum in housing demand drivers, such as nationally leading population and employment growth trends, migration patterns, housing affordability and desirable lifestyle and climate characteristics. The eight states in which we operate accounted for 41% of the total 2015 U.S. population of 321 million and 49% of the 1.2 million building permits issued for privately owned homes in 2016.

We maintain leading market share positions in our markets, with a top five market share rank in five of our markets and a top 10 market share rank in an additional nine markets, based on data compiled by MetroStudy for the 11 months ended November 2016. In addition, we believe we have attractive opportunities to increase our market positions in many of our newer markets.

We believe that our geographic footprint and our leading market share positions enable us to capture the benefits of expected increases in home volumes and home prices as demand for new homes grows.

Expertise in delivering consumer-oriented lifestyle communities

We offer award-winning home designs through our single-family detached and single-family attached products. The majority of our business is focused on creating communities that attract more financially secure buyers, including among first-time, move-up and 55+ customers, though we remain committed to also offering communities that capture first-time buyers at more affordable, entry-level prices. We also believe we possess the expertise and track record in designing and delivering lifestyle products and amenities that appeal to active adult buyers. We believe that maintaining a healthy mix of communities and focusing on homebuyer demand is key to remaining competitive in the market.

Our mortgage and title services companies allow us to more effectively convert sales orders backlog into home closings

We directly originate, underwrite and fund mortgages for our homebuyers through TMHF, our wholly owned mortgage lending company. TMHF helps ensure and enhance the customer experience, prequalifies buyers earlier in the home buying process, provides visibility in converting our sales order backlog into closings and is a source of incremental revenues and profitability. TMHF maintains relationships with several correspondent lenders to mitigate risk. We believe TMHF provides a competitive advantage relative to homebuilders without mortgage operations, since many of our buyers prefer an integrated home buying experience. While we believe many other homebuilders with mortgage operations use a single lender, our multi-lender platform provides us with the ability to leverage a broad range of products, underwriting and pricing options for the benefit of our buyers.

Inspired Title offers title insurance agency and title insurance and closing settlement services to our homebuyers in our Texas and Florida markets, and we plan to expand these services to certain of our additional markets in the future. Inspired Title competes against other title insurers and escrow agents that provide similar services.

Conservative balance sheet and disciplined capital allocation strategy

We are well-positioned with a healthy balance sheet and sufficient liquidity to service our debt obligations, support our ongoing operations and take advantage of growth opportunities. At December 31, 2016, we had $1.6 billion in outstanding indebtedness and a net homebuilding debt to capitalization ratio of 33.7% (for a discussion of how we calculate our net homebuilding debt to capitalization ratio see footnote 5 under the caption “—Summary Historical Consolidated Financial and Other Information”, and for a reconciliation of net homebuilding debt to total debt as of December 31, 2016, see “—Recent Developments”). Also at December 31, 2016, we had $300.2 million of unrestricted cash and no borrowings and $31.9 million letters of credit drawn under our $500 million senior revolving credit facility (the “Revolving Credit Facility”). All of our senior notes have coupons below 6% and less than 22% of our approximately $1.6 billion of currently outstanding debt matures before 2021.

We maintain a disciplined approach to capital allocation and we continually assess our capital allocation strategy to drive long-term shareholder returns. We are focused on maintaining a strong liquidity position and we regularly evaluate and prioritize the following opportunities for our capital deployment: organic investment and reinvestment in the business, acquisition opportunities to increase diversification through accretive transactions in new markets, use of excess cash to opportunistically refinance or repay debt, and return of excess cash to shareholders. We believe this investment strategy and prioritization is a critical component in driving short-term performance while securing the long-term health of the overall business.

Highly experienced management team

We benefit from an experienced management team that has demonstrated the ability to generate positive financial results and adapt to constantly changing market conditions. In addition to our corporate management team, our division presidents bring substantial industry knowledge and local market expertise, having significant experience in the homebuilding industry. Our success in land acquisition and development is due in large part to the caliber of our local management teams, which are responsible for the planning, design, entitlements and eventual execution of the entire community.

Our strategy

We recognize that the housing market is cyclical and home price volatility between the peak and valley of cycles can be significant. We seek to maximize shareholder value over the long-term and operate our business to capitalize on market appreciation value and mitigate risks from market downturns. We believe we are well-positioned for growth throughout market fluctuations through disciplined execution of the four pillars of our business strategy, which are described in more detail as follows:

Opportunistic land acquisition in core locations in close proximity to job clusters, strong school districts and amenities

In order to deliver aspirational homes, we purchase well-located land and focus on developing attractive neighborhoods and communities near areas of relatively high employment, with good access to strong schools and with desirable lifestyle amenities. Our ability to identify, acquire and develop land in desirable locations and on favorable terms is critical to our success. As the housing cycle has matured, we have continued to shift our focus towards shorter, less-capital intensive opportunities that are accretive to the portfolio. On average, our land bank had approximately 5.2 years of supply at December 31, 2016, which allows us to be disciplined and selective in land acquisitions, a key element to the success of our strategy. We believe that our attractive land portfolio will position us to generate favorable returns and enable us to be opportunistic in acquiring new land.

We evaluate land opportunities based on how we expect they will contribute to overall profitability and shareholder returns, rather than how they might drive volume on a regional or submarket basis. We continue to use our local relationships with land sellers, brokers and investors to seek the “first look” at quality land opportunities. We expect to continue allocating capital with the goal of achieving superior returns by utilizing our development expertise, efficiency and opportunistic mindset.

We believe we are able to increase the value of our land portfolio through zoning and engineering processes by creating attractive land use plans, which ultimately translate into greater opportunities to generate profits.

We selectively evaluate expansion in our existing markets as well as in new markets that exhibit positive long-term fundamentals. We have successfully acquired and integrated homebuilding businesses in the past, and intend to utilize our experience in integrating businesses as opportunities for acquisitions arise.

Distinctive communities driven by consumer preferences and a research-based approach to underwriting

We develop communities and build homes in which our customers aspire to live. Our goal is to identify the preferences of our customers according to demographic group and offer them innovative, high-quality homes. To achieve this goal, we conduct extensive market research to determine preferences of our customer groups and guide our underwriting process. We have identified various consumer groups by focusing on particular demographics, lifestyle preferences, tastes and attributes and the evolving wants and needs of these distinct groups.

Our approach to consumer group segmentation guides all of our operations, from our initial land acquisition through our design, building, marketing and delivery of homes and our ongoing after-sales customer service. Among our peers, we believe we are at the forefront of directed-marketing strategies, as evidenced by our highly-trafficked website which provides innovative tools that are designed to enhance our customers’ home buying experience.

We are committed to increasing our customer service beyond the sale and closing of the home, which we believe results in improved brand loyalty, enhances the customer experience and encourages customer referrals, resulting in lower customer acquisition costs and increased home sales.

Culture of operating efficiency

We are committed to maintaining a culture of operating efficiency. We seek to maintain overhead efficiency in the top quartile of our industry, a strong balance sheet and sufficient liquidity to execute our growth plan. Our performance-based company culture, combined with localized day-to-day decision making, enhances the efficiency of our operations. Centralized management approval of all land acquisitions and dispositions and controlled underwriting requirements ensure effective identification of land opportunities.

During 2016, we made additional investments in people, processes and tools in order to further optimize our operating model going forward, including by making investments in our customer relationship management technology in order to enhance the efficiency of our customer relations and our overall customer experience. We anticipate numerous benefits from these recent investments to flow through our business and ultimately through our financials in 2017 and beyond.

We believe that our efficient operational structure, together with our commitment to integrity, ethics and professionalism, allows us to selectively attract and retain a superior employee base that minimizes turnover and further contributes to operational efficiencies.

Optimizing profitability while achieving desired sales pace

Our philosophy of a balanced pricing strategy that optimizes price and volume continues to be our operational priority. We evaluate our product releases, pricing and sales strategies at a submarket level in order to take advantage of competitive supply and demand dynamics, thereby optimizing profitability while achieving desired sales pace and return metrics.

Recent developments

The following unaudited consolidated financial information for the three and twelve months ended December 31, 2016 was prepared in accordance with accounting principles generally accepted in the United States for interim financial information and otherwise in a manner consistent with our audited consolidated financial statements. In our opinion, the following unaudited consolidated financial information contains all adjustments (consisting only of normal recurring accruals) necessary to present fairly the results of our consolidated operations for the three and twelve months ended December 31, 2016. The following unaudited consolidated financial information has not been complied or examined by our independent auditors and is subject to revision as we prepare our financial statements and other disclosures for the three and twelve months ended December 31, 2016.

We anticipate filing our Annual Report on Form 10-K on or about February 17, 2017.

Key results for the three months ended December 31, 2016

•	Net sales orders were 1,701, an 18% increase from the prior year quarter.

•	Home closings were 2,425, a 17% increase from the prior year quarter.

•	Total revenue was $1.2 billion, a 23% increase from the prior year quarter.

•	GAAP home closings gross margin, inclusive of capitalized interest, was 17.8%.

•	Net income from continuing operations for the quarter was $76 million, with earnings per share of $0.63, an increase of nearly 19% in earnings per share from the prior year quarter.

Key results for the year ended December 31, 2016

•	Net sales orders were 7,504, a 12% increase from the prior year.

•	Home closings were 7,369, a 17% increase from the prior year.

•	Total revenue was $3.6 billion, a 19% increase from the prior year.

•	GAAP home closings gross margin, inclusive of capitalized interest, was 18.2%.

•	Net income from continuing operations for the year was $207 million, with earnings per share of $1.69, an increase of 22% in earnings per share from the prior year.

Additional results of operations for the three and twelve months ended December 31, 2016

Home Closings Revenue.    Total home closings revenue of $1,154.4 million for the three months ended December 31, 2016 increased 23.5% from $934.8 million in the same period in 2015. Total home closings revenue of $3,425.5 million for the twelve months ended December 31, 2016 increased 18.5% from $2,890.0 million in the same period in 2015.

Average Price of Homes Closed.    The average price of homes closed in the fourth quarter of 2016 was $476,000, an increase of 5.3% as compared to the fourth quarter of 2015. The average price of homes closed in full year 2016 was $465,000, an increase of 1.5% as compared to full year 2015.

Home Closings Gross Margin.    Home closings gross margin, inclusive of capitalized interest, was 17.8% for the fourth quarter of 2016 and was 18.2% for the year-ended December 31, 2016. Home closings gross margin, inclusive of capitalized interest, when adjusted for a $3.5 million impairment charge taken in the fourth quarter related to three properties in the Chicago area, was 18.1% for the fourth quarter of 2016 and 18.3% for the full year 2016 (for a discussion of how we calculate adjusted home closings gross margin, see footnote 3 under the caption “—Summary Historical Consolidated Financial and Other Information”; and for a reconciliation of adjusted home closings gross margin, including home closings gross margin adjusted for impairments, to home closings revenue, net, for the quarter and year ended December 31, 2016, see the tables below).

Selling, General and Administrative Expenses (“SG&A”).    SG&A was $105.4 million, or 9.1% of home closings revenue, for the fourth quarter of 2016, constituting a 20 basis point decrease from the fourth quarter of 2015. SG&A was $361.8 million, or 10.6% of home closings revenue, for the year ended December 31, 2016, constituting a 40 basis point increase from the year ended December 31, 2015.

Backlog and average active selling communities

Backlog of Homes Under Contract.    As of December 31, 2016, we had a backlog of 3,131 homes with an approximate aggregate value of $1,531.9 million.

Average Active Selling Community Count.    We had 299 average active selling communities for the fourth quarter of 2016, constituting an increase of 4.5% over the fourth quarter of 2015. We had 309 average active selling communities for the year ended December 31, 2016, constituting an increase of 19.3% over the prior year.

Balance sheet

Cash and Capitalization.    We ended 2016 with $300 million in cash and a net homebuilding debt to capitalization ratio of 33.7% (for a discussion of how we calculate net homebuilding debt to capitalization see footnote 5 under the caption “—Summary Historical Consolidated Financial and Other Information”, and for a reconciliation of net homebuilding debt to total debt as of December 31, 2016, see the tables below).

Total Real Estate Inventory.    Homebuilding inventories were $3.0 billion at December 31, 2016 with 3,920 homes in inventory, compared to 3,851 homes at the end of the prior year. Homes in inventory at December 31, 2016 consisted of 2,322 sold units, 412 model homes and 1,186 inventory units, of which 238 were finished. We owned or controlled approximately 38,300 lots at December 31, 2016, representing 5.2 years of supply based on the rate of home closings we experienced during 2016.

Debt and Stockholders Equity.    As of December 31, 2016, our total debt was $1.6 billion and total stockholders’ equity was $2.2 billion.

Reconciliation of Non-GAAP financial measures

The following table sets forth a reconciliation of adjusted home closings gross margin to home closings gross margin, which is the U.S. GAAP financial measure that management believes to be most directly comparable:

Home closings gross margin reconciliation—continuing operations

	Three months ended December 31,		Twelve months ended December 31,
(Dollars in thousands)	2016	2015	2016	2015
Home closings revenue	$1,154,367	$934,798	$3,425,521	$2,889,968
Cost of home closings	949,015	764,131	2,801,739	2,358,823

Home closings gross margin	205,352	170,667	623,782	531,145
Impairment charge	3,473	—	3,473	—

Home closings gross margin, adjusted for impairment	208,825	170,667	627,255	531,145

Capitalized interest amortization	30,819	24,560	90,851	83,163

Adjusted home closings gross margin	$239,644	$195,227	$718,106	$614,308

Home closings gross margin as a percentage of home closings revenue	17.8%	18.3%	18.2%	18.4%
Home closings gross margin, adjusted for impairment as a percentage of home closings revenue	18.1%	18.3%	18.3%	18.4%
Adjusted home closings gross margin as a percentage of home closings revenue	20.8%	20.9%	21.0%	21.3%

For a discussion of how we calculate adjusted home closings gross margin, see footnote 3 under the caption “—Summary Historical Consolidated Financial and Other Information”.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income from continuing operations, which is the U.S. GAAP financial measure that management believes to be most directly comparable:

Adjusted EBITDA reconciliation

	Three months ended December 31,		Twelve months ended December 31,
(Dollars in thousands)	2016	2015	2016	2015
Net income from continuing operations	$76,111	$64,989	206,563	170,986
Interest income, net	(35)	(26)	(184)	(192)
Amortization of capitalized interest	30,819	24,560	90,851	83,163
Income tax provision	40,945	35,568	107,643	90,001
Depreciation and amortization	972	1,180	3,972	4,107

EBITDA	148,812	$126,271	408,845	348,065
Gain on foreign currency forward	—	—	—	(29,983)

Early extinguishment of debt	—	—	—	33,317

Non-cash compensation expense	1,954	2,169	10,913	7,893

Adjusted EBITDA	150,766	$128,440	419,758	359,292

For a discussion of how we calculate EBITDA and Adjusted EBITDA, see footnote 4 under the caption “—Summary Historical Consolidated Financial and Other Information”.

The following table sets forth a reconciliation of net homebuilding debt to total debt, which is the U.S. GAAP financial measure that management believes to be most directly comparable, and a calculation of the net homebuilding debt to capitalization ratio:

Net homebuilding debt to capitalization ratio reconciliation

(Dollars in thousands)	As of December 31, 2016
Total debt	$1,586,533
Unamortized debt issuance costs	12,516
Less mortgage warehouse borrowings	(198,564)

Total homebuilding debt	$1,400,485
Less cash and cash equivalents	(300,179)

Net homebuilding debt	$1,100,306
Total equity	2,160,202

Total capitalization	$3,260,508

Net homebuilding debt to capitalization ratio	33.7%

For a discussion of how we calculate our net homebuilding debt to capitalization ratio, see footnote 5 under the caption “—Summary Historical Consolidated Financial and Other Information”.

Our principal equityholders

Affiliates of the Principal Equityholders formed TMM Holdings in March 2011, and on July 13, 2011, TMM Holdings acquired the company now known as Taylor Morrison Communities, Inc. together with our former Canadian business for aggregate cash consideration of approximately $1.2 billion.

On April 12, 2013, TMHC completed its initial public offering of 32,857,800 shares of Class A common stock. In connection with the initial public offering, TMHC and its subsidiaries completed various reorganization transactions on April 9, 2013 (the “Reorganization Transactions”). Following TMHC’s initial public offering, the Principal Equityholders beneficially owned a majority of TMHC’s voting securities. The Principal Equityholders, together with management and our Board of Directors, currently collectively control 74.5% of the voting power of TMHC, and following this offering will continue to control 66.1% of the voting power of TMHC.

TPG

TPG is a leading global alternative investment firm founded in 1992 with over $74 billion of assets under management as of September 30, 2016 and offices in San Francisco, Fort Worth, Austin, Beijing, Boston, Dallas, Hong Kong, Houston, Istanbul, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, São Paulo and Singapore.

Oaktree

Oaktree Capital Management, L.P. (“Oaktree Capital Management”), together with its affiliates, is a leader among global investment managers specializing in alternative investments, with $101 billion in assets under management as of December 31, 2016. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, corporate debt (including high yield debt and senior loans), control investing, convertible securities, real estate and listed equities. Headquartered in Los Angeles, the firm has over 900 employees and offices in 18 cities worldwide.

JH investments

JH Investments Inc. (“JHI”) is a Vancouver, Canada-based private company with investments in a wide variety of businesses, including real estate development in Canada and the United States, an international resort development and consulting business operated through RePlay Resorts and an alternative energy business operated through Elemental Energy.

Organizational structure

The following chart summarizes our legal structure prior to and following this offering and the application of the net proceeds from this offering (assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock). This chart is provided for illustrative purposes only and does not purport to represent all legal entities owned or controlled by us:

Following this offering:

(1) Public Investors:

•	Will hold Class A common stock: 33.9% voting power in TMHC / 100% economic interests in TMHC

(2) TPG holding vehicle:    This holding vehicle is controlled by TPG and its limited partners are TPG funds, JHI and members of Management and the Board

•	Will hold Class B common stock: Approximately 32.6% voting power in TMHC / No economic rights in TMHC

•	Will hold approximately 32.6% of New TMM’s LP interests / No voting rights New TMM

•	In addition, affiliates of TPG, other than the TPG holding vehicle, hold approximately 1.5 million shares of Class A common stock, which are included in the holdings of public investors above.

(3) Oaktree holding vehicle:    This holding vehicle is controlled by Oaktree and its limited partners are Oaktree funds, JHI and members of Management and the Board

•	Will hold Class B common stock: Approximately 32.6% voting power in TMHC / No economic rights in TMHC

•	Will hold approximately 32.6% of New TMM’s LP interests / No voting rights in TMM

(4) TMHC Ownership of New TMM:    Represents direct ownership of approximately 33.9% of New TMM’s LP interests with 100% indirect voting power

(5) JHI Entity:

•	Will hold no Class B common stock, voting power in TMHC or economic rights in TMHC

•	Will hold no New TMM’s LP interests or voting rights in New TMM

(6) TMHC Management & Board:

•	Will hold Class B common stock: Approximately 1.0% voting power in TMHC / No economic rights in TMHC

•	Will hold approximately 1.0% of New TMM’s LP interests / No voting rights in New TMM

(7) Exchange Terms:    One New TMM limited partnership interest (each, a “New TMM Unit”), coupled with one share of Class B common stock, is exchangeable for one share of Class A common stock

(8) Formerly known as Monarch Communities Inc.

(9) Formerly known as Monarch Parent Inc.

Corporate and other information

Our principal executive offices are located at 4900 N. Scottsdale Road, Suite 2000, Scottsdale, Arizona 85251 and the telephone number is (480) 840-8100.

We also maintain internet sites at http://www.taylormorrison.com and http://www.darlinghomes.com. Our websites and the information contained in our websites or connected to our websites are not and will not be deemed to be incorporated in this prospectus supplement and the accompanying prospectus, and you should not consider such information part of this prospectus supplement and the accompanying prospectus or rely on any such information in making your decision whether to purchase the shares.

The offering

Issuer	Taylor Morrison Home Corporation.

Class A common stock offered	10,000,000 shares (assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock).

Underwriters’ option	We have granted to the underwriters an option to purchase up to 1,500,000 additional shares of Class A common stock from us at the public offering price (less underwriting discounts and commissions) for a period of 30 days from the date of this prospectus supplement.

Class A common stock outstanding	As of January 27, 2017, we had 30,486,858 shares of Class A common stock outstanding. After giving effect to this offering and the use of proceeds therefrom, as of January 27, 2017, we would have had 40,486,858 shares of Class A common stock outstanding.

Class B common stock to be outstanding after this offering and use of proceeds therefrom	As of January 27, 2017, we had 88,940,914 shares of Class B common stock outstanding. After giving effect to this offering and the use of proceeds therefrom, as of January 27, 2017, we would have had 78,940,914 shares of Class B common stock outstanding.

Each share of our Class B common stock has one vote on all matters submitted to a vote of stockholders but has no economic rights (including no rights to dividends or distributions upon liquidation). Shares of our Class B common stock are held by the TPG and Oaktree holding vehicles, JHI and certain members of our management and our Board of Directors, in an amount equal to the number of New TMM Units held by these holding vehicles, JHI and certain members of our management and our Board of Directors, respectively. The aggregate voting power of the outstanding Class B common stock is equal to the aggregate percentage of New TMM Units held by the TPG and Oaktree holding vehicles, JHI and certain members of our management and our Board of Directors. See the section entitled “Description of Capital Stock” in the accompanying prospectus. New TMM Units (along with a corresponding number of shares of our Class B common stock) held by the TPG and Oaktree holding vehicles, JHI and certain members of our management and our Board of Directors may be exchanged at any time for shares of our Class A common stock on a one-for-one basis, subject to customary exchange rate adjustments for stock splits, stock dividends and reclassifications. When a New TMM Unit and the corresponding share of our Class B common stock are exchanged by a limited partner of New TMM for a share of Class A common stock, the corresponding share of our Class B common stock will be canceled.

Voting rights	One vote per share; Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of stockholders. See the section entitled “Description of Capital Stock” in the accompanying prospectus incorporated herein by reference.

Use of proceeds	We estimate that the net proceeds from the sale of our Class A common stock in this offering before the payment of expenses will be approximately $182.9 million ($210.3 million if the underwriters exercise their option to purchase additional shares in full). TMHC will use all of the net proceeds to purchase New TMM Units (at a price equal to the price paid by the underwriters for shares of our Class A common stock in this offering) from the TPG and Oaktree holding vehicles and JHI. To the extent that the underwriters’ option to purchase additional shares is exercised, the additional net proceeds will be used to purchase additional New TMM Units from the TPG and Oaktree holding vehicles. For additional information, see “Use of Proceeds.”

Dividend policy	We do not intend to pay dividends on our Class A common stock or to make distributions from New TMM to its limited partners (other than to TMHC to fund its operations). We plan to retain any earnings for use in the operation of our business and to fund future growth.

Listing	Our Class A common stock is listed on the New York Stock Exchange under the symbol “TMHC.”

Risk factors	Investing in our Class A common stock involves a high degree of risk. You should carefully read and consider the information under “Risk Factors,” together with all of the other information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in our Class A common stock.

Conflicts of Interest	Affiliates of TPG Capital BD, LLC, an underwriter of this offering, beneficially own in excess of 10% of our issued and outstanding common stock. In addition, the TPG holding vehicle is an affiliate of TPG Capital BD, LLC, and will indirectly receive more than 5% of the net proceeds of this offering. As a result of the foregoing relationships, a “conflict of interest” is deemed to exist within the meaning of FINRA Rule 5121. Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering. In accordance with FINRA Rule 5121(c), no sales of the shares will be made to any discretionary account over which TPG Capital BD, LLC exercises discretion without the prior specific written approval of the account holder. See “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

The number of shares of Class A common stock outstanding as of January 27, 2017 excludes 2,408,488 shares of Class A common stock that are subject to options outstanding as of January 27, 2017, under the Taylor Morrison 2013 Omnibus Equity Incentive Plan (as amended and restated, the “2013 Plan”) with a weighted average exercise price of $17.08 per share of Class A common stock, of which 1,775,405 are unvested, and

1,342,724 shares of Class A common stock that are issuable under restricted stock units outstanding as of January 27, 2017, under the 2013 Plan. In addition, as of January 27, 2017, there were 4,169,100 shares of Class A common stock reserved for issuance in respect of stock options, restricted stock units or other awards pursuant to the 2013 Plan. For more information regarding the 2013 Plan, see “Compensation Discussion and Analysis” in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 12, 2016, incorporated herein by reference.

Except as otherwise indicated, all information in this prospectus supplement assumes:

•	our outstanding shares of Class A common stock and Class B common stock are based on the outstanding shares as of January 27, 2017;

•	no exercise of the underwriters’ option to purchase additional shares of Class A common stock; and

•

1,147,948 shares of Class A common stock are reserved for issuance upon the exchange of New TMM Units (along with the corresponding number of shares of our Class B common stock), as of January 27, 2017.

Summary historical consolidated financial and other information

We have presented below summary historical financial information of TMHC and its consolidated subsidiaries for the periods presented.

In connection with the decision to sell our Canadian business in December 2014, the operating results associated with our Canadian business are classified as discontinued operations. See Note 1 and Note 5 to the consolidated financial statements of TMHC, incorporated by reference in this prospectus supplement, for information regarding the treatment of that segment as discontinued operations. Our Canadian business was sold to a third party on January 28, 2015.

The summary consolidated financial information of TMHC set forth below as of and for the years ended December 31, 2015, December 31, 2014 and December 31, 2013 has been derived from the audited consolidated financial statements of TMHC. The summary consolidated financial information of TMHC set forth below as of and for the nine months ended September 30, 2016 and September 30, 2015 has been derived from unaudited financial statements of TMHC. In each case, such financial statements are incorporated by reference in this prospectus supplement and the accompanying prospectus.

The summary historical consolidated financial information presented below does not purport to be indicative of results of future operations and should be read together with the Consolidated and Combined Financial Statements and related notes of TMHC, which are incorporated by reference herein, and the information included under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus supplement from each of TMHC’s annual report on Form 10-K for the year ended December 31, 2015 and TMHC’s quarterly report on Form 10-Q for the quarter ended September 30, 2016, as well as the information under the captions “Use of Proceeds” and “Capitalization” in this prospectus supplement.

	Year ended December 31,			Nine months ended September 30,
(dollars in thousands)	2015	2014	2013	2016	2015
Statement of Operations Data:
Home closings revenue, net	$2,889,968	$2,619,558	$1,857,950	$2,271,154	$1,955,170
Land closings revenue	43,770	53,381	27,760	44,957	22,712
Mortgage operations revenue	43,082	35,493	30,371	36,951	28,794

Total revenues	2,976,820	2,708,432	1,916,081	2,353,062	2,006,676
Cost of home closings	2,358,823	2,082,819	1,457,454	1,852,724	1,594,691
Cost of land closings	24,546	39,696	26,316	20,497	13,152
Mortgage operations expenses	25,536	19,671	16,446	22,594	18,120

Gross margin	567,915	566,246	415,865	457,247	380,713
Sales, commissions and other marketing costs	198,676	168,897	127,419	165,300	136,724
General and administrative expenses	95,235	81,153	77,198	91,078	70,171
Equity in income of unconsolidated entities	(1,759)	(5,405)	(2,895)	(4,734)	(1,408)
Interest (income) expense, net	(192)	1,160	842	(149)	(165)
Other expense, net	11,634	18,447	2,842	8,602	11,625

	Year ended December 31,			Nine months ended September 30,
(dollars in thousands)	2015	2014	2013	2016	2015
Loss on extinguishment of debt	33,317	—	10,141	—	33,317
Indemnification and transaction expenses	—	—	195,773	—	—
Gain of foreign currency forward	(29,983)	—	—	—	(29,983)

Income from continuing operations before income taxes	260,987	301,994	4,545	197,150	160,432
Income tax provision (benefit)	90,001	76,395	(23,810)	66,698	54,434

Net income from continuing operations	170,986	225,599	28,355	130,452	105,998
Income from discontinued operations—net of tax	58,059	41,902	66,513	—	56,662

Net income before allocation to non-controlling interests	229,045	267,501	94,868	130,452	162,660
Net (income) loss attributable to non-controlling interests—joint ventures	(1,681)	(1,648)	131	(856)	(1,427)

Net income before non-controlling interests—Principal Equityholders	227,364	265,853	94,999	129,596	161,233
Net (income) loss from continuing operations attributable to non-controlling interests—Principal Equityholders(1)	(123,909)	(163,790)	1,442	(96,261)	(76,470)
Net income from discontinued operations attributable to non-controlling interests—Principal Equityholders(1)	(42,406)	(30,594)	(51,021)	—	(41,381)

Net income available to Taylor Morrison Home Corporation	$61,049	$71,469	$45,420	$33,335	$43,382

Earnings per common share—basic:
Income from continuing operations	$1.38	$1.83	0.91	$1.07	$0.85
Income from discontinued operations—net of tax	$0.47	$0.34	0.47	$—	$0.46

Net Income available to Taylor Morrison Home Corporation	$1.85	$2.17	1.38	$1.07	$1.31

Earnings per common share—diluted:
Income from continuing operations	$1.38	$1.83	0.91	$1.07	$0.85
Income from discontinued operations—net of tax	$0.47	$0.34	0.47	$—	$0.46

Net Income available to Taylor Morrison Home Corporation	$1.85	$2.17	1.38	$1.07	$1.31

Weighted average number of shares of common stock:
Basic	33,063	32,937	32,840	31,300	33,088
Diluted	122,384	122,313	122,319	120,870	122,412

	Year ended December 31,			Nine months ended September 30,
(dollars in thousands)	2015	2014	2013	2016	2015

Other Financial Data:
Interest incurred(2)	$93,431	$88,872	$61,582	$66,296	$70,708
Depreciation and amortization	4,107	4,041	3,202	3,000	2,927
Adjusted home closings gross margin(3)	614,308	601,837	434,643	478,462	419,082
Adjusted home closings gross margin %	21.3%	23.0%	23.4%	21.1%	21.4%
Adjusted EBITDA(4)	$359,290	$378,191	$257,764	$268,992	$230,854
Adjusted EBITDA margin %	12.1%	14.0%	13.5%	11.4%	11.5%
Net Homebuilding Debt to Capitalization Ratio %(5)	41.0%	43.0%	39.5%	41.0%	43.3%

	Year ended December 31,			Nine months ended September 30,
(dollars in thousands)	2015	2014	2013	2016	2015

Operating Data:
Average active selling communities	259	206	158	312	268
Net sales orders (units)	6,681	5,728	5,018	5,803	5,241
Home closings (units)	6,311	5,642	4,716	4,944	4,243
Average sales price of homes closed	$458	$464	$394	$459	$461
Backlog at end of period (units)	2,932	2,252	2,166	3,855	3,560
Backlog at end of period (value)	$1,392,973	$1,099,767	$987,754	$1,871,877	$1,639,597

	As of December 31,			As of September 30,
(dollars in thousands)	2015	2014	2013	2016

Balance Sheet Data:
Cash and cash equivalents, excluding restricted cash	$126,188	$234,217	$193,518	$160,519
Land inventory	3,126,787	2,518,321	2,012,580	3,287,297
Total assets	4,122,447	4,111,798	3,419,285	4,273,451
Total debt(6)	1,668,425	1,715,791	1,238,457	1,685,860
Total equity	1,972,677	1,777,161	1,544,901	2,083,038

(1)	Represents income attributable to non-controlling interests in TMM Holdings that are owned by the Principal Equityholders.

(2)	Interest incurred is interest accrued on debt, whether or not paid and whether or not capitalized. Interest incurred includes debt issuance costs, modification fees and waiver fees. Interest incurred is generally capitalized to inventory but is expensed when assets that qualify for interest capitalization no longer exceed debt.

(3)	Adjusted home closings gross margin is a non-GAAP financial measure used by management and our local divisions in evaluating operating performance and in making strategic decisions regarding sales pricing, construction and development pace, product mix and other operating decisions. We calculate adjusted home closings gross margin from U.S. GAAP home closings gross margin by adding impairment charges, if any, attributable to the write-down of communities, and the amortization of capitalized interest through cost of home closings. Management uses adjusted home closings gross margin to evaluate our operational and economic performance on a consolidated basis as well as the operational and economic performance of our segments. We believe adjusted home closings gross margin is relevant and useful to investors for evaluating our overall financial performance because it allows investors to evaluate the performance of our homebuilding operations without the often varying effects of interest costs capitalized. This measure is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measure as a measure of our operating performance. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate home closings gross margins and any adjustments to such amounts before comparing our measures to those of such other companies.

The following table sets forth a reconciliation of adjusted home closings gross margin to home closings gross margin, which is the U.S. GAAP financial measure that management believes to be most directly comparable:

	Year ended December 31,			Nine months ended September 30,
(dollars in thousands)	2015	2014	2013	2016
Home closings revenue, net	$2,889,968	$2,619,558	$1,857,950	$2,271,154
Cost of home closings(a)	2,358,823	2,082,819	1,457,454	1,852,724

Home closings gross margin	531,145	536,739	400,496	418,430
Capitalized interest amortization(b)	83,163	65,098	34,147	60,032

Adjusted home closings gross margin	$614,308	$601,837	$434,643	$478,462
Home closings gross margin %	18.4%	20.5%	21.6%	18.4%
Adjusted home closings gross margin %	21.3%	23.0%	23.4%	21.1%

(a)	Includes interest amortized through cost of home closings.

(b)	Represents amortization of capitalized interest through cost of home closings.

For a reconciliation of adjusted home closings gross margin to home closings gross margin for the three and twelve months ended December 31, 2016, see “—Recent Developments”.

(4)	EBITDA and Adjusted EBITDA are non-GAAP financial measures used by management and our local divisions in evaluating operating performance and in making strategic decisions regarding sales pricing, construction and development pace, product mix and other operating decisions. EBITDA measures performance by adjusting net income to exclude interest, income taxes, depreciation and amortization. Adjusted EBITDA consists of EBITDA, adjusting for management fees paid to our Principal Equityholders, non-cash compensation expenses, gain on foreign currency forward, expenses related to the early extinguishment of debt and transaction fees and expenses and indemnification losses related to the Acquisition, the Reorganization Transaction and our initial public offering.

Management believes that the presentation of Adjusted EBITDA provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or non-recurring items. Accordingly, our management believes that this measurement is useful for comparing general operating performance from period to period. Furthermore, the agreements governing our indebtedness contain covenants and other tests based on metrics similar to Adjusted EBITDA. The method of calculating Adjusted EBITDA for the periods presented in this prospectus supplement does not differ in any material respect from the method used for calculating Adjusted EBITDA for such periods if they were used for purposes of our indebtedness covenants. Our indebtedness covenants are generally based on Adjusted EBITDA for the trailing twelve-month period, a period not presented in this prospectus supplement. Nevertheless, based on conditions existing at the time of calculation, the calculation of Adjusted EBITDA for the indebtedness covenants may, in the future, include items (including items deemed non-recurring or unusual and certain pro forma cost savings) that are different from those that are currently reflected in the presentation of Adjusted EBITDA in this prospectus supplement. Other companies may define Adjusted EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be directly comparable to Adjusted EBITDA of other companies. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business.

Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income in accordance with U.S. GAAP as a measure of performance. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items. Our EBITDA-based measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•	they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments, including for the purchase of land;

•	they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and our EBITDA-based measures do not reflect any cash requirements for such replacements or improvements;

•	they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;

•	they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;

•	they do not reflect limitations on our costs related to transferring earnings from our subsidiaries to us; and

•	other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, our EBITDA-based measures should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using our EBITDA-based measures along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. These U.S. GAAP measurements include operating income (loss), net income (loss), cash flows from operations and cash flow data. We have significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in our EBITDA-based measures.

Our EBITDA-based measures are not intended as alternatives to net income (loss) as indicators of our operating performance, as alternatives to any other measure of performance in conformity with U.S. GAAP or as alternatives to cash flow provided by operating activities as measures of liquidity. You should therefore not place undue reliance on our EBITDA-based measures or ratios calculated using those measures. Our U.S. GAAP-based measures can be found in TMHC’s consolidated financial statements and related notes incorporated by reference in this prospectus supplement.

	Year ended December 31,			Nine months ended September 30,
	2015	2014	2013	2016	2015
Net income from continuing operations	$170,986	$225,599	$28,355	$130,452	$105,998
Interest expense (income), net	(192)	1,160	842	(149)	(165)
Amortization of capitalized interest(a)	83,163	65,165	34,894	60,032	58,603
Income tax provision (benefit)	90,001	76,395	(23,810)	66,698	54,434
Depreciation and amortization	4,107	4,041	3,202	3,000	2,927

EBITDA	348,065	372,360	43,483	260,033	221,797
Management fees(b)	—	—	1,239	—	—
Non-cash compensation charge(c)	7,891	5,831	7,128	8,959	5,723
Gain on foreign currency forward	(29,983)	—	—	—	(29,983)
Early extinguishment of debt(d)	33,317	—	10,141	—	33,317
Transaction-related expenses and indemnification loss(e)	—	—	89,396	—	—
TMHC IPO-related expenses(f)	—	—	106,377	—	—

Adjusted EBITDA	$359,290	$378,191	$257,764	$268,992	$230,854

(a)	Represents the interest amortized through cost of home and land closings.

(b)	Represents management fees paid to our Principal Equityholders following the consummation of the Acquisition.

(c)	Represents non-cash compensation expense related to the vesting of equity awards, including stock options and shares of restricted stock, granted to certain members of management and members of the Board of Directors.

(d)	The 2013 figure reflects the write-off of an additional $4.6 million of unamortized deferred financing costs related to the retirement of $189.6 million aggregate principal amount of senior notes with a portion of the contributed proceeds from TMHC’s initial public offering, net of the recognition of $7.3 million of premium from the redemption of senior notes that were issued on August 21, 2012. The 2015 figure reflects the redemption premium and write-off of unamortized deferred financing costs related to the retirement of $489.0 million aggregate principal amount of senior notes.

(e)	Taylor Wimpey plc indemnified TMM Holdings for specific uncertain tax positions existing as of the date of the Acquisition. An indemnification receivable of $129.7 million was recorded at the time of the Acquisition. Due to the resolution of various tax positions, TMM Holdings recognized non-cash, pre-tax charges related to reversals of the indemnification receivable of $88.5 million in 2013 and paid certain success and transaction fees related to the indemnification reversal. The adjustment represents the elimination of the non-cash, pre-tax charges taken due to the reversal.

(f)	Represents (1) a $80.2 million non-cash, pre-tax equity compensation charge recognized in connection with the Reorganization Transactions and (2) a $29.8 million non-cash, pre-tax charge recognized in connection with the termination of a management services agreement in connection with the Reorganization Transactions.

For a reconciliation of EBITDA and Adjusted EBITDA to net income from continuing operations for the three and twelve months ended December 31, 2016, see “—Recent Developments”.

(5)	Net homebuilding debt to capitalization is a non-GAAP financial measure used by management to evaluate our performance and as an indicator of our total leverage, which we calculate by dividing (i) total debt, less unamortized debt issuance costs and mortgage warehouse borrowings, net of unrestricted cash and cash equivalents, by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity). Management uses the ratio of net homebuilding debt to capitalization to evaluate our performance against other companies in the homebuilding industry and believe it is also relevant and useful to investors for that reason.

The following table sets forth a reconciliation of net homebuilding debt to total debt, which is the U.S. GAAP financial measure that management believes to be most directly comparable, and a calculation of our net homebuilding debt to capitalization ratio:

	Year ended December 31,			Nine months ended September 30,
(dollars in thousands, except percentages)	2015	2014	2013	2016
Total debt(6)	$1,668,425	$1,715,791	$1,238,457	$1,685,860
Unamortized debt issuance costs	14,843	21,315	19,273	13,092
Less mortgage warehouse borrowings	183,444	160,750	74,892	91,166

Total homebuilding debt	1,499,824	1,576,356	1,182,838	1,607,786
Less cash and cash equivalents	$126,188	$234,217	$193,518	$160,519

Net homebuilding debt	1,373,636	1,342,139	989,320	1,447,267
Total equity	1,972,677	1,777,161	1,544,901	2,083,038

Total capitalization	3,346,313	3,119,300	2,534,221	3,530,305

Net homebuilding debt to capitalization ratio	41.0%	43.0%	39.0%	41.0%

For a reconciliation of net homebuilding debt to total debt and a calculation of our net homebuilding debt to capitalization ratio for the three and twelve months ended December 31, 2016, see “—Recent Developments”.

(6)	Total debt is presented net of debt issuance cost. During the quarter ended March 31, 2016, prior period debt issuance costs were reclassified from prepaid expenses and other assets to debt liability. For more information, see Note 2 of the consolidated financial statements of TMHC for the quarter ended March 31, 2016, incorporated by reference in this prospectus supplement.

Risk factors

An investment in our Class A common stock involves a high degree of risk. Before deciding whether to invest in our Class A common stock, you should consider carefully the risks described below and in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2015, which are incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety, together with other information in this prospectus supplement, the accompanying prospectus, the information and documents incorporated by reference, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of the described events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment. The risks described below and in the document referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks related to this offering

The share price for our Class A common stock may fluctuate significantly.

The offering price of our Class A common stock in this offering has been determined by negotiation among us and the representative of the underwriters and may not be representative of the price prevailing in the open market before or after this offering.

The market price of our Class A common stock after this offering may be significantly affected by factors such as quarterly variations in our results of operations, changes in government regulations, the announcement of new contracts by us or our competitors, general market conditions specific to the homebuilding industry, changes in general economic conditions, volatility in the financial markets, differences between our actual financial and operating results and those expected by investors and analysts and changes in analysts’ recommendations or projections. These fluctuations may adversely affect the market price of our Class A common stock and cause you to lose all or a portion of your investment.

These and other factors may lower the market price of our Class A common stock, regardless of our actual operating performance. As a result, our Class A common stock may trade at prices significantly below the public offering price.

Furthermore, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the market price of our Class A common stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce the market price of our Class A common stock and materially affect the value of your investment.

A substantial portion of our total outstanding shares may be sold into the market at any time. This could cause the market price of our Class A common stock to drop significantly, even if our business is doing well.

The market price of our Class A common stock could decline as a result of sales of a large number of shares of our Class A common stock or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. As of January 27, 2017, after giving effect to this offering and the use of the net proceeds therefrom, we would have had 40,486,858 shares of Class A common stock outstanding.

In addition, upon consummation of this offering, the TPG and Oaktree holding vehicles and certain members of our management and our Board of Directors will beneficially own an aggregate of approximately 66.1% of the outstanding partnership interests in New TMM and 78,940,914 shares of our outstanding Class B common stock (or approximately 64.8% of New TMM Units and 77,440,914 shares of our Class B common stock if the underwriters exercise their option to purchase additional shares in full). In addition, affiliates of TPG, other than the TPG holding vehicle, own an additional approximately 1.5 million shares of our Class A common stock. Pursuant to the terms of the Exchange Agreement (the “Exchange Agreement”), dated as of April 9, 2013, by and among the Company, the Principal Equityholders and certain members of the Company’s management, the limited partners of New TMM (other than TMHC) are able to exchange their New TMM Units (along with the corresponding number of shares of our Class B common stock) for shares of our Class A common stock on a one-for-one basis. Shares of our Class A common stock issuable to the limited partners of New TMM upon an exchange of New TMM Units as described above would be considered “restricted securities,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), unless the exchange is registered under the Securities Act. We and certain of the existing holders of New TMM Units who are party to the Exchange Agreement and certain holders of our Class A common stock will also agree with the underwriters not to sell, otherwise dispose of or hedge any Class A common stock or securities convertible or exchangeable for shares of Class A common stock, including the New TMM Units and the Class B common stock, subject to specified exceptions, during the period from the date of this prospectus supplement continuing through the date that is 75 days after the date of this prospectus supplement, except with the prior written consent of the representative of the underwriters. After the expiration of the 75-day lock-up period, these shares of Class A common stock, including the shares issuable upon exchange of New TMM Units, will be eligible for resale from time to time, subject to certain contractual restrictions and the requirements of the Securities Act.

We have an effective registration statement under the Securities Act, which registered 7,956,955 shares of our Class A common stock reserved for issuance under our 2013 Plan, and an effective shelf registration statement under the Securities Act, which registered the resale of 1,401,296 shares of our Class A common stock issuable upon exchange of New TMM Units (and corresponding shares of Class B common stock) by certain members of our management.

If we raise additional capital through the issuance of new equity securities at a price lower than the offering price, you will incur dilution.

If we raise additional capital through the issuance of new equity securities at a lower price than the offering price, you will be subject to dilution, which could cause you to lose all or a portion of your investment. If we are unable to access the public markets in the future, or if our performance or prospects decrease, we may need to consummate a private placement or public offering of our Class A common stock at a lower price than the offering price. In addition, any new securities may have rights, preferences or privileges senior to those securities held by you.

We do not expect to pay any dividends in the foreseeable future.

In the past we have not paid dividends on our Class A common stock. We do not currently intend to pay dividends on our Class A common stock and we intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of certain existing and any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our Class A common stock may be your sole source of gain for the foreseeable future.

If securities analysts do not publish research or reports about our Company, or if they issue unfavorable commentary about us or our industry or downgrade our Class A common stock, the market price of our Class A common stock could decline.

The trading market for our Class A common stock depends in part on the research and reports that third-party securities analysts publish about our Company and our industry. One or more analysts could downgrade our Class A common stock or issue other negative commentary about our Company or our industry. In addition, we may be unable or slow to attract additional research coverage. Alternatively, if one or more of these analysts cease coverage of our Company, we could lose visibility in the market. As a result of one or more of these factors, the market price of our Class A common stock could decline and cause you to lose all or a portion of your investment.

Non-U.S. Holders may be subject to taxes (including withholding taxes) on payments in connection with a disposition of shares of our Class A common stock.

Because we believe that we are currently a United States real property holding corporation for U.S. federal income tax purposes, upon a sale or disposition of our Class A common stock, Non-U.S. Holders (as defined below) may be subject to tax (including withholding tax) if (a) our Class A common stock ceases to be regularly traded on an established securities market, or (b) our Class A common stock continues to be regularly traded on an established securities market, but the Non-U.S. Holder holds (or within the last five years has held) Class A common stock with a fair market value on the relevant date of determination that is greater than 5% of the total fair market value of our Class A common stock on such date. See “Material U.S. Federal Income Tax Considerations for Non-U.S. Holders of Class A Common Stock.”

Risks related to our structure and organization

Our only asset is our interest in New TMM and, accordingly, we are dependent upon distributions from New TMM to pay dividends, if any, taxes and other expenses. New TMM is a holding company with no operations of its own and, in turn, relies on distributions from TMM Holdings and its operating subsidiaries.

We are a holding company and have no assets other than our ownership, directly or indirectly, of New TMM Units. We have no independent means of generating revenue. We intend to cause New TMM to make distributions to its partners in an amount sufficient to cover all applicable taxes payable and dividends, if any, declared by us. To the extent that we need funds, and New TMM is restricted from making such distributions under applicable law or regulation, or is otherwise unable to provide such funds, it could materially and adversely affect our liquidity and financial condition. In addition, New TMM has no direct operations and derives all of its cash flow from TMM Holdings and its subsidiaries. Because the operations of our business are conducted through subsidiaries of TMM Holdings, New TMM is dependent on those entities for dividends and other payments to generate the funds necessary to meet the financial obligations of New TMM. Legal and contractual restrictions in the agreements governing the Revolving Credit Facility, certain of the senior notes and other debt agreements governing current and future indebtedness of New TMM’s subsidiaries, as well as the financial condition and operating requirements of New TMM’s subsidiaries, may limit our ability to obtain cash from New TMM’s subsidiaries. The earnings from, or other available assets of, New TMM’s subsidiaries may not be sufficient to pay dividends or make distributions or loans to us to enable us to pay any dividends on our Class A Common Stock, taxes and other expenses.

The principal equityholders have substantial influence over our business, and their interests may differ from our interests or those of our other stockholders.

The Principal Equityholders, via the TPG and Oaktree holding vehicles, as well as certain other affiliates of TPG, hold a majority of the combined voting power of our Company. Due to their ownership, our Principal Equityholders have the power to control us and our subsidiaries, including the power to:

•	elect a majority of our directors and appoint our executive officers, set our management policies and exercise overall control over our Company and subsidiaries;

•	agree to sell or otherwise transfer a controlling stake in our Company; and

•

determine the outcome of substantially all actions requiring stockholder approval, including transactions with related parties, corporate reorganizations, acquisitions and dispositions of assets and dividends.

The interests of our Principal Equityholders may differ from our interests or those of our other stockholders and the concentration of control in our Principal Equityholders will limit other stockholders’ ability to influence corporate matters. The concentration of ownership and voting power of our Principal Equityholders may also delay, defer or even prevent an acquisition by a third party or other change of control of the Company and may make some transactions more difficult or impossible without the support of our Principal Equityholders, even if such events are perceived by the other stockholders as being in their best interest. The concentration of voting power among our Principal Equityholders may have an adverse effect on the price of our Class A Common Stock. We may take actions that our other stockholders do not view as beneficial, which may adversely affect our results of operations and financial condition and cause the value of your investment to decline.

Pursuant to the stockholders agreement, to which we are a party, along with the TPG and Oaktree holding vehicles and JHI, certain of our actions require the approval of the directors nominated by the TPG and Oaktree holding vehicles. Specifically, the approval of a director nominated by the TPG holding vehicle, so long as it owns at least 50% of our common stock held by it at the closing of our IPO (and the application of net proceeds therefrom), and the approval of a director nominated by the Oaktree holding vehicle, so long as it owns at least 50% of our common stock held by it following our IPO (and the application of net proceeds therefrom), must be obtained before we are permitted to take any of the following actions:

•	any change of control of our Company;

•	acquisitions or dispositions by us or any of its subsidiaries of assets valued at more than $50.0 million;

•	incurrence by us or any of our subsidiaries of any indebtedness in an aggregate amount in excess of $50.0 million or the making of any loan in excess of $50.0 million;

•	issuance of any equity securities of our Company, subject to limited exceptions (which include issuances pursuant to approved compensation plans);

•	hiring and termination of our Chief Executive Officer; and

•	certain changes to the size of our Board of Directors.

Section 203 of the Delaware General Corporation Law may affect the ability of an “interested stockholder” to engage in certain business combinations, including mergers, consolidations or acquisitions of additional shares, for a period of three years following the time that the stockholder becomes an “interested stockholder.” An “interested stockholder” is defined to include persons owning directly or indirectly 15% or more of the outstanding voting stock of a corporation. We have elected in our amended and restated certificate of incorporation not to be subject to Section 203 of the Delaware General Corporation Law. Nevertheless, our

amended and restated certificate of incorporation contains provisions that have the same effect as Section 203 of the Delaware General Corporation Law, except that they provide that TPG and Oaktree and their respective affiliates and transferees will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them and, accordingly, will not be subject to such restrictions.

In addition, because the Principal Equityholders hold the vast majority of their economic interest in our business through New TMM, but not through us, the public company, these existing owners may have conflicting interests with holders of shares of our Class A Common Stock.

As a “controlled company” within the meaning of the corporate governance rules of the New York Stock Exchange, we qualify for, and rely on, exemptions from certain corporate governance requirements. As a result, holders of our Class A common stock may not have the same degree of protection as that afforded to stockholders of companies that are subject to all of the corporate governance requirements of these exchanges.

We are a “controlled company” within the meaning of the corporate governance rules of the New York Stock Exchange as a result of the ownership position and voting rights of our Principal Equityholders. A “controlled company” is a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company. More than 50% of our voting power is held by affiliates of TPG and Oaktree, including the TPG and Oaktree holding vehicles. As a controlled company, we are entitled to elect, and have elected, not to comply with certain corporate governance rules of the New York Stock Exchange that would otherwise require the Board of Directors to have a majority of independent directors, have our compensation and nominating and governance committees be comprised entirely of independent directors and have such committees undergo an annual performance evaluation.

Accordingly, holders of our Class A Common Stock do not have the same protection afforded to stockholders of companies that are subject to all of the corporate governance requirements of the New York Stock Exchange and the ability of our independent directors to influence our business policies and affairs may be reduced.

Our directors who have relationships with the Principal Equityholders may have conflicts of interest with respect to matters involving the Company.

The majority of our directors are affiliated with the Principal Equityholders. These persons have fiduciary duties to us and in addition have duties to the Principal Equityholders. In addition, our amended and restated certificate of incorporation provides that no officer or director of our Company who is also an officer, director, employee or other affiliate of the Principal Equityholders or an officer, director or employee of an affiliate of the Principal Equityholders will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to the Principal Equityholders or their affiliates instead of us, or does not communicate information regarding a corporate opportunity to us that such person or affiliate has directed to the Principal Equityholders or their affiliates. As a result, such circumstances may entail real or apparent conflicts of interest with respect to matters affecting both us and the Principal Equityholders, whose interests, in some circumstances, may be adverse to those of ours. In addition, as a result of the Principal Equityholders’ indirect ownership interest, conflicts of interest could arise with respect to transactions involving business dealings between us and the Principal Equityholders or their affiliates, including potential business transactions, potential acquisitions of businesses or properties, the issuance of additional securities, the payment of dividends by us and other matters.

Failure to maintain effective internal control over financial reporting could have an adverse effect on our business, operating results and the trading price of our securities.

As a public company we are required to document and test our internal control procedures to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules of the SEC, which require, among other things, our management to assess annually the effectiveness of our internal control over financial reporting and our independent registered public accounting firm to issue a report on our internal control over financial reporting. If our management is unable to certify the effectiveness of our internal controls or if our independent registered public accounting firm cannot render an opinion on management’s assessment and on the effectiveness of our internal control over financial reporting, or if material weaknesses in our internal controls are identified, it could lead to material misstatements in our financial statements, we may be unable to meet our disclosure obligations and investors could lose confidence in our reported financial information. Failure to comply with Section 404 of the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, the Financial Industry Regulatory Authority or other regulatory authorities.

Provisions in our charter and bylaws and provisions of Delaware law may delay or prevent our acquisition by a third party, which might diminish the value of our Class A common stock. Provisions in our debt agreements may also require an acquirer to refinance our outstanding indebtedness if a change of control occurs.

In addition to TPG and Oaktree holding a majority of the voting power of our Company following this offering, our amended and restated certificate of incorporation and our bylaws contain certain provisions that may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable, including the following, some of which may only become effective when TPG and Oaktree no longer beneficially own shares representing 50% or more of the combined voting power of our common stock (the “Triggering Event”):

•	the division of our Board of Directors into three classes and the election of each class for three-year terms;

•	the sole ability of the Board of Directors to fill a vacancy created by the expansion of the Board of Directors;

•	advance notice requirements for stockholder proposals and director nominations;

•	after the Triggering Event, limitations on the ability of stockholders to call special meetings and to take action by written consent;

•

after the Triggering Event, in certain cases, the approval of holders of at least three-fourths of the shares entitled to vote generally on the making, alteration, amendment or repeal of our certificate of incorporation or bylaws will be required to adopt, amend or repeal our bylaws, or amend or repeal certain provisions of our certificate of incorporation;

•

after the Triggering Event, the required approval of holders of at least three-fourths of the shares entitled to vote at an election of the directors to remove directors, which removal may only be for cause; and

•

the ability of our Board of Directors to designate the terms of and issue new series of preferred stock without stockholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our Board of Directors.

Section 203 of the Delaware General Corporation Law may affect the ability of an “interested stockholder” to engage in certain business combinations for a period of three years following the time that the stockholder becomes an “interested stockholder.” We have elected in our amended and restated certificate of incorporation not to be subject to Section 203 of the Delaware General Corporation Law. Nevertheless, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203 of the Delaware General Corporation Law, except that they provide that TPG and Oaktree and their respective affiliates and transferees will not be deemed to be “interested stockholders.” Accordingly, they will not be subject to such restrictions.

The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition. For more information, please see the section entitled “Description of Capital Stock” in the accompanying prospectus.

Under our Revolving Credit Facility, a change of control would be an event of default, which would therefore require a third party acquirer to obtain a facility to refinance any outstanding indebtedness under the Revolving Credit Facility. Under the indentures governing our senior notes, if a change of control were to occur, we would be required to make offers to repurchase the senior notes at prices equal to 101% of their respective principal amounts. These change of control provisions in our existing debt agreements may also delay or diminish the value of an acquisition by a third party.

We may indirectly own an interest in a controlled foreign corporation.

We currently own a 25.5% interest, measured by both vote and value, indirectly through New TMM and TMM Holdings, in a Canadian corporation. Immediately following this offering and the use of proceeds therefrom, we expect our interest in the Canadian corporation to increase to a 33.9% interest (of vote and value). If our indirect interest in the Canadian corporation when combined with the indirect interest in the Canadian corporation held by certain other substantial direct or indirect owners of New TMM exceeds 50% of (a) the total combined voting power of all classes of stock of such corporation or (b) the value of the stock of such corporation, the Canadian corporation would be classified as a controlled foreign corporation (a “CFC”) for U.S. federal income tax purposes, and we would be a “U.S. Shareholder” of the Canadian corporation. Although we do not expect that the Canadian corporation will be classified as a CFC immediately following the offering, in the future, we expect that holders of New TMM Units will exchange (along with shares of our Class B common stock) such New TMM Units for shares of Class A Common Stock or the Company may otherwise acquire additional New TMM Units, and as a result, we, together with other substantial direct or indirect owners of New TMM may then collectively own more than 50% of a Canadian corporation, which would cause the Canadian corporation to be a CFC and us to be a U.S. Shareholder of the Canadian Corporation. Under U.S. federal income tax rules applicable to CFCs and their shareholders, in certain circumstances a U.S. Shareholder of a CFC is required to currently include in its income its proportionate share of certain categories of the CFC’s current earnings and profits, regardless of whether any amounts are actually distributed by the CFC. As a result, there could be adverse tax consequences to us if the Canadian corporation is classified as a CFC in the future.

Use of proceeds

We estimate that our net proceeds from the sale of 10,000,000 shares of Class A common stock by us in this offering will be approximately $182.9 million after deducting $7.1 million of underwriting discounts and commissions. If the underwriters’ option to purchase additional shares is exercised in full, we estimate that our net proceeds will be approximately $210.3 million after deducting $8.2 million of underwriting discounts and commissions.

TMHC will use all of the net proceeds from this offering to purchase New TMM Units (at a price equal to the price paid by the underwriters for shares of our Class A common stock in this offering) held by the TPG and Oaktree holding vehicles and JHI. We expect that the purchase of the New TMM Units from the TPG and Oaktree holding vehicles and JHI will be consummated at the closing of this offering. To the extent that the underwriters’ option to purchase additional shares is exercised, all of the additional net proceeds will be used to purchase additional New TMM Units from the TPG and Oaktree holding vehicles (at a price equal to the price paid by the underwriters for shares of our Class A common stock in this offering). We will use cash on hand to pay the estimated $1.0 million of expenses (other than underwriting commissions and discounts) in connection with this offering.

The following table sets forth the cash proceeds the TPG and Oaktree holding vehicles and JHI will receive from the purchase by us of New TMM Units (and corresponding shares of Class B common stock) with the proceeds from this offering:

		Assuming no exercise of the underwriters’ option			Assuming underwriters’ option is exercised in full
Name:	Number of New TMM Units Immediately Prior to the offering	Number of New TMM Units sold in connection with the offering	Cash proceeds	Number of New TMM Units immediately following the offering	Number of New TMM Units sold in connection with the offering	Cash proceeds	Number of New TMM Units immediately following the offering
Oaktree holding vehicle	43,595,623	4,697,776	$85,910,579	38,897,847	5,447,776	$99,626,204	38,147,847
TPG holding vehicle(1)	43,595,623	4,697,775	85,910,560	38,897,848	5,447,775	99,626,185	38,147,848
JHI	604,449	604,449	11,053,861	—	604,449	11,053,861	—

(1)	In addition, affiliates of TPG, other than the TPG holding vehicle, hold approximately 1.5 million shares of Class A common stock, which are not reflected above.

Market information and dividend policy

Market information

We list our Class A common stock on the New York Stock Exchange under the symbol “TMHC.” On January 27, 2017, we had one holder of record of our Class A common stock. The following table sets forth for the quarters indicated the range of high and low trading for the Company’s common stock:

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Year Ended December 31, 2015:
High	$21.01	$21.33	$21.30	$20.19
Low	16.06	18.26	18.60	15.43

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Year Ended December 31, 2016:
High	$15.73	$16.04	$18.05	$20.98
Low	11.30	13.54	14.65	16.57

1st Qtr (through January 31, 2017)

Year Ending December 31, 2017:
High	$21.57
Low	19.15

The closing price of our Class A common stock on January 31, 2017 was $19.40.

Our Class B common stock is not listed on a securities exchange. On January 27, 2017, we had 35 holders of our Class B common stock.

Dividend policy

We currently anticipate that we will retain all available funds for use in the operation and expansion of our business, and do not anticipate paying any cash dividends in the foreseeable future or to make distributions from New TMM to its limited partners (other than to TMHC to fund its operations). TMHC has not previously declared or paid any cash dividends on its common stock.

Any future determination as to our dividend policy will be made at the discretion of our Board of Directors and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements, including those governing the Revolving Credit Facility and our senior notes, that limit our access to funds available to pay dividends to stockholders, and other factors our Board of Directors deems relevant.

Capitalization

The following table sets forth our capitalization as of September 30, 2016:

•	on an actual basis; and

•

on an as-adjusted basis giving effect to this offering and the use of net proceeds therefrom to purchase New TMM Units (and corresponding shares of Class B common stock) from our Principal Equityholders.

This table should be read in conjunction with “Use of Proceeds” in this prospectus supplement and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included in TMHC’s quarterly report on Form 10-Q for the three months ended September 30, 2016.

	September 30, 2016
(in thousands, except per share amounts, excluding capitalized debt issuance costs)	Actual	As-adjusted(1)
Cash and cash equivalents	$160,519	$160,519

Revolving credit facility borrowings(2)	$215,000	$215,000
Loans payable and other borrowings(3)	142,786	142,786
5.25% Senior Notes due 2021	550,000	550,000
5.875% Senior Notes due 2023	350,000	350,000
5.625% Senior Notes due 2024	350,000	350,000
Mortgage borrowings(4)	91,166	91,166

Total debt	1,698,952	1,698,952
Owners’ Equity
Class A common stock, $0.00001 par value per share	—	—
Class B common stock, $0.00001 par value per share	1	1
Additional paid in capital	379,557	553,575
Treasury stock	(43,524)	(43,524)
Retained earnings	209,332	209,332
Accumulated other comprehensive loss	(18,115)	(18,115)
Non-controlling interests—joint ventures	6,844	6,844
Non-controlling interests—Principal Equityholders	1,548,943	1,374,925
Total stockholders’ equity	2,083,038	2,083,038

Total capitalization	$3,781,990	$3,781,990

(1)	Assuming that the total number of shares offered by us in this offering is 10,000,000 shares of Class A common stock, and after deducting underwriting discounts and commissions. Amounts do not reflect offering expenses payable by us.

(2)	As of September 30, 2016, there was $33.5 million in outstanding letters of credit under the Revolving Credit Facility. The Revolving Credit Facility includes a $200.0 million incremental facility feature, subject to compliance with certain financial covenants and receipt of additional lending commitments. As of December 31, 2016, there was no borrowings and $31.9 million in outstanding letters of credit under the Revolving Credit Facility.

(3)	Loans payable and other borrowings as of September 30, 2016 consist of project-level debt due to various land sellers. Loans payable bear interest at rates that ranged from 0% to 8% at September 30, 2016, and generally are secured by the land that was acquired with the loans. TMHC imputes interest for loans with no stated interest rates.

(4)	Reflects debt of TMHF, our wholly owned mortgage subsidiary. TMHF is separately capitalized, and its obligations are non-recourse to TMHC, New TMM, TMM Holdings and all of our homebuilding entities.

Material U.S. federal income tax considerations for

NON-U.S. holders of class a common stock

The following is a general discussion of certain U.S. federal income tax considerations with respect to the ownership and disposition of our Class A common stock applicable to Non-U.S. Holders (as defined below). This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or (the “Code”), existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. No opinion of counsel has been obtained, and we do not intend to seek a ruling from the Internal Revenue Service (the “IRS”) as to any of the tax considerations described below. There can be no assurance that the IRS will not challenge one or more of the tax considerations described below.

This discussion only addresses beneficial owners of our Class A common stock, and it is assumed for purposes of this discussion that Non-U.S. Holders hold shares of our Class A common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a Non-U.S. Holder in light of such Non-U.S. Holder’s particular circumstances or that may be applicable to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, Non-U.S. Holders who acquire our Class A common stock pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein), Non-U.S. Holders liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, former citizens or former long-term residents of the United States, except as described below, holders of more than 5%, directly or by attribution, of our Class A common stock and Non-U.S. Holders who hold our Class A common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax (such as U.S. federal estate tax or the Medicare contribution tax on certain net investment income), nor does it address any aspects of U.S. state, local or non-U.S. taxes. Non-U.S. Holders are urged to consult with their own tax advisors regarding the possible application of these taxes.

For the purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of our Class A common stock that is an individual, corporation, estate or trust, other than:

•	an individual who is a citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our Class A common stock, the tax treatment of a person treated as a partner generally will depend on the status of the partner and the activities of the partnership. Persons that, for U.S. federal income tax purposes, are treated as a partner in a partnership holding shares of our Class A common stock should consult their own tax advisors.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK. HOLDERS OF OUR CLASS A COMMON STOCK ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF OTHER U.S. FEDERAL TAX LAWS AND ANY STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK.

Dividends

Distributions of cash or property that we pay in respect of our Class A common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Except as described below under “—Effectively Connected Income,” a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our Class A common stock. If the amount of the distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of the Non-U.S. Holder’s tax basis in our Class A common stock, and thereafter will be treated as capital gain. However, except to the extent that we elect (or the paying agent or other intermediary through which a Non-U.S. Holder holds our Class A common stock elects) otherwise, we (or the intermediary) must generally withhold on the entire distribution, in which case the Non-U.S. Holder would be entitled to a refund from the IRS for the withholding tax on the portion of the distribution that exceeded our current and accumulated earnings and profits. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or Form W-8BEN-E (or successor form) certifying such stockholder’s entitlement to benefits under the treaty. If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, the Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding possible entitlement to benefits under an income tax treaty.

Gain on disposition of our Class A common stock

Subject to the discussion below under “—Information Reporting and Backup Withholding” and “—FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

•

the gain is effectively connected with the conduct, by such Non-U.S. Holder, of a trade or business in the United States, and if an applicable income tax treaty applies, is attributable to a U.S. permanent establishment, in which case the gain will be subject to tax in the manner described below under “—Effectively Connected Income”;

•

the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the gain (reduced by any U.S.-source capital losses) will be subject to a 30% (or a lower applicable income tax treaty rate) tax; or

•

we are, or have been, a “United States real property holding corporation” (“USRPHC”), for U.S. federal income tax purposes, at any time during the shorter of the five-year period preceding such disposition and the Non-U.S. Holder’s holding period in our Class A common stock; provided, that so long as our Class A common stock is regularly traded on an established securities market, a Non-U.S. Holder generally would be subject to taxation with respect to a taxable disposition of our Class A common stock, only if at any time during that five-year or shorter period it owned more than 5%, directly or by attribution, of our Class A common stock.

Under U.S. federal income tax laws, we will be a USRPHC if at least 50% of the fair market value of our assets consists of “United States real property interests” (“USRPIs”). We believe that we are currently a USRPHC based upon the composition of our assets. Accordingly, any taxable gains recognized by a Non-U.S. Holder that meets the ownership requirements described in the third bullet point above on the sale or other taxable disposition of our Class A common stock will be subject to tax as if the gain were effectively connected with the conduct of the Non-U.S. Holder’s trade or business in the United States (except that the branch profits tax would not apply) so long as we remain a USRPHC or were a USRPHC at any time during the period described in such bullet. See “—Effectively Connected Income.” In addition, if our Class A common stock ceases to be regularly traded on an established securities market, upon the Non-U.S. Holder’s sale or other taxable exchange of our Class A common stock, the transferee in such exchange would generally be required, under U.S. federal income tax laws, to withhold tax in an amount equal to 15% of the amount realized by the Non-U.S. Holder on the exchange. The rules regarding USRPIs are complex, and Non-U.S. Holders are urged to consult with their own tax advisors on the application of these rules based on their particular circumstances.

Effectively connected income

If a dividend received on our Class A common stock, or gain from a sale or other taxable disposition of our Class A common stock, is treated as effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to such Non-U.S. Holder’s U.S. permanent establishment), such Non-U.S. Holder will generally be exempt from withholding tax on any such dividend and any gain realized on such a disposition, provided such Non-U.S. Holder complies with certain certification requirements (generally on IRS Form W-8ECI). Instead, such Non-U.S. Holder will generally be subject to U.S. federal income tax on a net income basis on any such gains or dividends in the same manner as if such holder were a U.S. person (as defined in the Code) unless an applicable income tax treaty provides otherwise. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on such holder’s earnings and profits for the taxable year that are effectively connected with such holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to such holder’s U.S. permanent establishment), subject to adjustments.

Information reporting and backup withholding

Generally, we must report to our Non-U.S. Holders and the IRS the amount of dividends paid during each calendar year, if any, and the amount of any tax withheld. These information reporting requirements apply even if no withholding is required (e.g., because the distributions are effectively connected with the Non-U.S. Holder’s conduct of a United States trade or business, or withholding is eliminated by an applicable income tax treaty). This information may also be made available under a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

Backup withholding, however, generally will not apply to distributions payable to a Non-U.S. Holder of shares of our Class A common stock provided the Non-U.S. Holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, Form W-8BEN-E or Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person (as defined in the Code) that is not an exempt recipient.

Payments on the sale or other taxable disposition of our Class A common stock made to or through a foreign office of a foreign broker generally will not be subject to backup withholding or information reporting. However, if such broker is, for U.S. federal income tax purposes: a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period or a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the Non-U.S. Holder is not a U.S. person (as defined in the Code) and certain other conditions are met or the Non-U.S. Holder otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge, or reason to know, that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the Non-U.S. Holder certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption.

Backup withholding is not an additional tax but merely an advance payment, which may be credited against a Non-U.S. Holder’s U.S. federal income tax liability or refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied by the Non-U.S. Holder to the IRS.

FATCA

Pursuant to Sections 1471 through 1474 of the Code and related U.S. Treasury guidance commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities generally must comply with information reporting rules and due diligence requirements with respect to their U.S. account holders and investors or be subject to a withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements and due diligence will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source dividends) and also include the entire gross proceeds from the sale or other disposition of any equity or debt instruments of U.S. issuers. The FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Administrative guidance from the IRS defers this withholding obligation for gross proceeds from dispositions of U.S. common stock until January 1, 2019.

Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

Underwriting (Conflicts of Interest)

J.P. Morgan Securities LLC is acting as representative of the underwriters named below. Under the terms and subject to the conditions contained in an underwriting agreement dated as of the date of this prospectus supplement, each underwriter named below has agreed, on a several and not joint basis, to purchase, and we have agreed to sell to that underwriter, the number of shares of our Class A common stock set forth opposite the underwriter’s name:

Underwriter	Number of shares
J.P. Morgan Securities LLC	3,000,000
Citigroup Global Markets Inc.	1,500,000
Credit Suisse Securities (USA) LLC	1,500,000
Deutsche Bank Securities Inc.	600,000
Goldman, Sachs & Co.	550,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	550,000
Zelman Partners LLC	550,000
Wells Fargo Securities, LLC	550,000
HSBC Securities (USA) Inc.	500,000
TPG Capital BD, LLC	400,000
Comerica Securities, Inc.	300,000

Total	10,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriting agreement provides that the underwriters are obligated to purchase all the shares of Class A common stock in this offering if any are purchased, other than those shares covered by the underwriters’ option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. Sales of Class A common stock made outside of the United States may be made by affiliates of the underwriters. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

If the underwriters sell more shares of Class A common stock than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase on a pro rata basis up to 1,500,000 additional shares of Class A common stock from us at the public offering price less the underwriting discounts and commissions. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

The underwriters propose to offer the shares of Class A common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at the public offering price less a selling concession of up to $0.4275 per share. After the public offering, the representative may change the public offering price and selling concession.

The Company will use cash on hand to pay the estimated $1.0 million of expenses (other than underwriting commissions and discounts) in connection with this offering.

The following table summarizes the compensation we will pay (in thousands, except per share amounts):

	Per share		Total
	Without option	With option	Without option	With option
Underwriting discounts and commissions paid by us	$0.7125	$0.7125	$7,125,000	$8,193,750

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or enter into any swap, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of our Class A common stock or securities convertible into or exchangeable or exercisable for any of our Class A common stock, without the prior written consent of the representative, for a period of 75 days after the date of this prospectus supplement.

Notwithstanding the foregoing, the restrictions set forth above shall not apply to, among certain other customary exceptions, our issuance of Class A common stock or securities convertible into Class A common stock in connection with an acquisition or business combination to the extent such issuance is limited to an amount equal to 5% of the total shares of Class A common stock outstanding immediately after the completion of the offering (assuming that all partnership interests in New TMM and corresponding shares of Class B common stock outstanding immediately after the completion of the offering are exchanged for shares of Class A common stock). The representative in its sole discretion may release any of the securities subject to these “lock-up” agreements at any time without notice.

Our directors, executive officers, the TPG and Oaktree holding vehicles and JHI have agreed that they will not, subject to certain exceptions, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file or cause to be filed with the SEC a registration statement under the Securities Act relating to, any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock (including New TMM Units and Class B common stock), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our Class A common stock or securities convertible into or exchangeable or exercisable for any of our Class A common stock, whether any of these transactions are to be settled by delivery of our Class A common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representative for a period of 75 days after the date of this prospectus supplement. Notwithstanding the foregoing, the restrictions set forth above shall not apply to, among certain other customary exceptions, sales of New TMM Units and Class B common stock to the Company as described in “Use of Proceeds” in this prospectus supplement.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “TMHC.”

In connection with this offering, the representative, on behalf of the underwriters, may purchase and sell shares of Class A common stock in the open market. These transactions may include stabilizing transactions, over-allotment transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in the underwriters’ option to purchase additional shares. The underwriters may close out any covered short position by either exercising their underwriters’ option to purchase additional shares and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of our Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. If the underwriters sell more shares than could be covered by the underwriters’ option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

These stabilizing transactions, over-allotment transactions and syndicate covering transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market in the absence of these transactions. These transactions may be effected on the New York Stock Exchange, or otherwise, and, if commenced, may be discontinued at any time.

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering, and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Other relationships

Certain of the underwriters and their respective affiliates have performed, and may in the future perform, various investment banking, financial advisory and other services for us, our affiliates and our officers in the ordinary course of business, for which they received, and may receive, customary fees and reimbursement of expenses. In particular, certain of the underwriters or their affiliates acted as initial purchasers of the 2020 Senior Notes, the 2021 Senior Notes, the 2024 Senior Notes and the 2023 Senior Notes. In addition, an affiliate of Credit Suisse Securities (USA) LLC is a lender and the administrative agent under the Revolving Credit Facility, Credit Suisse Securities (USA) LLC

and Citigroup Global Markets Inc. acted as joint bookrunners for the April 2013 amendment to the Revolving Credit Facility and Credit Suisse Securities (USA) LLC acted as sole lead arranger for the January 2014 amendment to the Revolving Credit Facility. Affiliates of certain of the underwriters participate in the Revolving Credit Facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Affiliates of TPG Capital BD, LLC, an underwriter of this offering, beneficially own in excess of 10% of our issued and outstanding common stock. In addition, the TPG holding vehicle is an affiliate of TPG Capital BD, LLC, and will indirectly receive more than 5% of the net proceeds of this offering. As a result of the foregoing relationships, a “conflict of interest” is deemed to exist within the meaning of FINRA Rule 5121. Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering. In accordance with FINRA Rule 5121(c), no sales of the shares will be made to any discretionary account over which TPG Capital BD, LLC exercises discretion without the prior specific written approval of the account holder.

Notice to prospective investors in the european economic area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto) and includes any relevant implementing measure in the relevant member state.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement and accompanying prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to prospective investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to prospective investors in France

Neither this prospectus supplement, the accompanying prospectus nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement, the accompanying prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or
•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to prospective investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to prospective investors in Japan

The shares offered in this prospectus supplement and the accompanying prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to prospective investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to prospective investors in Canada

The shares offered may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the share must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Legal matters

Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will pass on the validity of the Class A common stock offered by this prospectus supplement and the accompanying prospectus for us. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

Experts

The financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain such SEC filings from the SEC’s website at http://www.sec.gov. You can also read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain further information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. You can also obtain information about TMHC at the offices of the New York Stock Exchange.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of our Class A common stock offered by this prospectus supplement and the accompanying prospectus. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website or at its public reference room.

Documents incorporated by reference

In this prospectus supplement, we “incorporate by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information we incorporate by reference is an important part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus supplement:

The following documents filed by TMHC with the SEC are incorporated by reference in this prospectus supplement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 25, 2016;

•

Portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 12, 2016 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•

Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 filed with the SEC on May 4, 2016; our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016 filed with the SEC on August 3, 2016; and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016 filed with the SEC on November 2, 2016;

•	Our Current Reports on Form 8-K filed with the SEC on March 1, 2016, May 26, 2016 and August 29, 2016; and

•

The description of our Class A common stock set forth in our registration statement filed on Form 8-A pursuant to Section 12 of the Exchange Act with the SEC on April 10, 2013, and any amendment or report filed for the purpose of updating that description.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until the completion of the offering under this prospectus supplement shall be deemed to be incorporated in this prospectus supplement by reference. The information contained on or accessible through our website (http://www.taylormorrison.com) is not incorporated into this prospectus supplement.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, from the SEC as described under “Where You Can Find More Information” or, at no cost, by writing or telephoning TMHC at the following address:

Taylor Morrison Home Corporation

Attn: Darrell C. Sherman, Esq.

Executive Vice President, Chief Legal Officer and Secretary

4900 N. Scottsdale Road, Suite 2000

Scottsdale, AZ 85251

Telephone: (480) 840-8100

You should rely only on the information contained or incorporated by reference in the prospectus, this prospectus supplement, any free writing prospectus that we authorize and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in the prospectus, this or any applicable prospectus supplement, any free writing prospectus that we authorize or any pricing supplement. We have not authorized anyone to provide you with different information. We do not take responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should not assume that the information in the prospectus, this or any applicable prospectus supplement, any free writing prospectus that we authorize and any pricing supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in the prospectus, this or any prospectus supplement, or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Debt securities

Preferred stock

Class A common stock

Depositary shares

Warrants

Purchase contracts

Units

This prospectus contains a general description of the securities that we may offer for sale with an aggregate initial offering price of up to $1,000,000,000 (or the equivalent in foreign currencies), and the selling stockholder named in this prospectus may offer for sale, from time to time in one or more offerings, up to an aggregate of 604,449 shares of our Class A common stock. The specific terms of the securities will be contained in one or more supplements to this prospectus. Read this prospectus and any supplement carefully before you invest.

The securities may be issued by Taylor Morrison Home Corporation. In addition, the selling stockholder named herein may offer, from time to time and in one or more offerings, shares of Class A common stock.

The Class A common stock of Taylor Morrison Home Corporation is listed on the New York Stock Exchange under the trading symbol “TMHC.”

Investing in our securities involves risks that are referenced under the caption “Risk Factors” on page 7 of this prospectus. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference in this prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 17, 2015.

i

About this prospectus

To understand the terms of the securities offered by this prospectus, you should carefully read this prospectus and any applicable prospectus supplement. You should also read the documents referred to under the heading “Where You Can Find More Information” for information on Taylor Morrison Home Corporation and its financial statements. Certain capitalized terms used in this prospectus are defined elsewhere in this prospectus.

This prospectus is part of a registration statement on Form S-3 that Taylor Morrison Home Corporation, a Delaware corporation, which is also referred to as “TMHC,” “the Company,” “our company,” “we,” “us” and “our,” has filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration procedure. Under this procedure, Taylor Morrison Home Corporation may offer and sell from time to time, any of the following, with an aggregate initial offering price of up to $1,000,000,000 (or the equivalent in foreign currencies), in one or more series, which we refer to in this prospectus as the “securities”:

•	debt securities,
•	preferred stock,
•	Class A common stock,
•	depositary shares,
•	warrants,
•	purchase contracts, and
•	units.

In addition, under this procedure, the selling stockholder named herein may offer and sell, from time to time in one or more offerings, up to an aggregate of 604,449 shares of our Class A common stock.

The securities may be sold for U.S. dollars, foreign-denominated currency or currency units. Amounts payable with respect to any securities may be payable in U.S. dollars or foreign-denominated currency or currency units as specified in the applicable prospectus supplement.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities or the selling stockholder offers and sells shares of Class A common stock, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

The prospectus supplement may also contain information about any material U.S. Federal income tax considerations relating to the securities covered by the prospectus supplement.

We and the selling stockholder may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us or the selling stockholder directly or through dealers or agents designated from time to time, which agents may be affiliates of ours. If we or the selling stockholder, directly or through agents, solicit offers to purchase the securities, we, the selling stockholder and our and its agents reserve the sole right to accept and to reject, in whole or in part, any offer.

The prospectus supplement will also contain, with respect to the securities being sold, the names of any underwriters, dealers or agents, together with the terms of the offering, the compensation of any underwriters, dealers or agents and the net proceeds to us or the selling stockholder, as applicable.

Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act.”

Where you can find more information

TMHC files annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain such SEC filings from the SEC’s website at http://www.sec.gov. You can also read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain further information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. You can also obtain information about TMHC at the offices of the New York Stock Exchange.

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website or at its public reference room.

Incorporation by reference

In this prospectus, we “incorporate by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 27, 2015;

•

Portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 13, 2015 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	Our Current Reports on Form 8-K filed with the SEC on January 27, 2015, February 3, 2015, April 1, 2015 and April 1, 2015; and

•

The description of our Class A common stock set forth in our registration statement filed on Form 8-A pursuant to Section 12 of the Exchange Act with the SEC on April 10, 2013, and any amendment or report filed for the purpose of updating that description.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) from the date of this prospectus until the completion of the offering under this prospectus shall be deemed to be incorporated in this prospectus by reference. The information contained on or accessible through our website (http://www.taylormorrison.com) is not incorporated into this prospectus.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, from the SEC as described under “Where You Can Find More Information” or, at no cost, by writing or telephoning TMHC at the following address:

Taylor Morrison Home Corporation

Attn: Darrell C. Sherman, Esq.

Vice President and General Counsel

4900 N. Scottsdale Road, Suite 2000

Scottsdale, AZ 85251

Telephone: (480) 840-8100

You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement, any free writing prospectus that we authorize and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize or any pricing supplement. We have not authorized anyone to provide you with different information. We do not take responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize and any pricing supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement, or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Statements regarding forward-looking information

Certain information included in this prospectus or in other materials we have filed or will file with the SEC (as well as information included in oral statements or other written statements made or to be made by us) includes forward-looking statements, which involve risks and uncertainties. These forward looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “plans,” “projects,” “anticipates,” “expects,” “intends,” “may,” “can,” “could,” “might,” “will” or “should” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, the industry in which we operate and potential acquisitions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this prospectus.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity and the development of the industry in which we operate are consistent with the forward looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods. Important factors that could cause our results to vary from expectations include, but are not limited to:

•	cyclicality in our business and adverse changes in general economic or business conditions outside of our control;

•	an economic downturn in the U.S. or a significant decline in the market for new single-family homes or condominiums;

•	an inability on our part to obtain performance bonds or letters of credit necessary to carry on our operations;

•	higher cancellation rates of agreements of sale pertaining to our homes;

•	competition in the homebuilding and mortgage services industries;

•	constriction of the credit markets and the resulting inability of our customers to secure financing to purchase our homes;

•	an increase in unemployment;

•	increases in taxes or government fees that increase the cost of home ownership;

•	our inability to pass along the effects of inflation or increased costs to our customers;

•	fluctuations in our operating results due to the seasonal nature of our business;

•	negative publicity;

•	an unexpected increase in home warranty or construction defect claims;

•	various liability issues related to our reliance on contractors;

•	failure to manage land acquisition, inventory, and development and construction processes;

•	changes in the availability of suitable land on which to build;

•	declines in the market value of our land and inventory;

•	shortages in labor supply, increased labor costs or labor disruptions;

•	the failure to recruit, retain and develop highly skilled, competent personnel and subcontractors;

•	the effects of government regulation or legal challenges on our development and other activities;

•	changes in governmental regulation and other risks associated with acting as a mortgage lender;

•	the loss of any of our important commercial relationships;

•	an inability to use certain deferred tax assets;

•	shortages in raw materials and building supply and price fluctuations;

•	the concentration of our operations in California, Colorado, Arizona, Texas and Florida, and the effect of potential adverse weather conditions and other potential regional challenges;

•	changes to the population growth rates in our markets;

•	risks related to conducting business through joint ventures;

•	information technology failures and data security breaches;

•	costs associated with the future growth or expansion of our operations or acquisitions or disposals of our divisions;

•	U.S. defined benefit pension schemes, which may require increased contributions;

•	a major health and safety incident;

•	potential environmental risks and liabilities associated with the ownership, leasing or occupation of land;

•	potential claims for damages as a result of hazardous materials;

•	uninsured losses or losses in excess of insurance limits;

•	existing or future litigation, arbitration or other claims;

•	poor relations with the residents of our communities;

•	an inability to attract or retain certain members of our management or key personnel;

•	utility and resource shortages or rate fluctuations;

•	any future inability on our part to secure the capital required to fund our business;

•	issues relating to our substantial debt;

•	an inability to pursue certain business strategies because of restrictive covenants in the agreements governing our indebtedness; and

•	other risks and uncertainties inherent in our business.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the documents that we have filed with the SEC, including quarterly reports on Form 10-Q, our most recent annual report on Form 10-K, current reports on Form 8-K and proxy statements.

We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements referred to above and contained elsewhere in this prospectus.

The company

During 2014, we were one of the largest public homebuilders in North America, with communities located in the United States and Canada. In December 2014, we announced the strategic decision to sell our Canadian business and fully focus on our U.S. operations. We are now, and will continue to be, a leading public homebuilder in the United States. We are a real estate developer, with a portfolio of lifestyle and master-planned communities. We provide a diverse assortment of homes across a wide range of price points in order to appeal to a broad spectrum of customers. Our primary focus is on move-up buyers in traditionally high growth markets, where we design, build and sell single-family detached and attached homes. Our legacy of over 100 years of homebuilding experience drives our commitment to quality in every community we develop and every home we build. We operate under the Taylor Morrison and Darling Homes brand names in the United States. We also provide financial services to customers through our wholly owned mortgage subsidiary, Taylor Morrison Home Funding, LLC.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of the filings incorporated by reference in this prospectus, see “Where You Can Find More Information.”

Our principal executive office is located at 4900 N. Scottsdale Road, Suite 2000, Scottsdale, Arizona 85251, Telephone (480) 840-8100.

Risk factors

Investing in our securities involves risk. You should carefully consider the specific risks discussed or incorporated by reference in the applicable prospectus supplement, together with all the other information contained in any applicable prospectus supplement or incorporated by reference in this prospectus and the applicable prospectus supplement. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in the Form 10-K for the year ended December 31, 2014, which are incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends

The ratio of earnings to fixed charges for TMHC is set forth below for the periods indicated. For periods in which earnings before fixed charges were insufficient to cover fixed charges, the dollar amount of coverage deficiency (in millions), instead of the ratio, is disclosed.

For purposes of computing the ratio of earnings to fixed charges, earnings available for fixed charges were calculated by adding (deducting):

(i)	Income (loss) from continuing operations before income taxes and minority interest,
(ii)	(Income) from equity method investees,
(iii)	(Income) loss attributable to non-controlling interests – joint ventures,
(iv)	(Income) from non-controlling interests – Principal Equityholders,
(v)	Fixed charges;
(vi)	Amortization of capitalized interest;
(vii)	Distributed income of equity method investees;
(viii)	(Interest capitalized).

	Taylor Morrison Home Corporation			Combined(1)	Predecessor
	Year Ended December 31,
	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges (deficiency in the coverage of fixed charges by earnings (losses) before fixed charges)(2)	2.2x	$(20.9)	2.0x	1.0x	$(36.2)

(1)	Amounts are arithmetically combined as a portion of the year was our predecessor and the other portion of the year was TMHC.

(2)	Ratio of earnings to fixed charges gives effect to our initial public offering, which occurred in 2013, and the disposition of our Canadian operations, which occurred in the first quarter of 2015.

We did not have any preferred stock outstanding for the periods presented, and therefore the ratios of earnings to combined fixed charges and preferred stock dividends would be the same as the ratios of earnings to fixed charges presented above.

Use of proceeds

We will use the net proceeds we receive from the sale of the securities offered by us for general corporate purposes, unless we specify otherwise in the applicable prospectus supplement. General corporate purposes may include additions to working capital, capital expenditures, repayment of debt, the financing of possible acquisitions and investments or stock repurchases.

We will not receive any proceeds from the resale of our Class A common stock by the selling stockholder.

Selling stockholder

The selling stockholder named in the table below may from time to time offer and sell pursuant to this prospectus and any applicable prospectus supplement up to 604,449 shares of our Class A common stock. When we refer to the “selling stockholder” in this prospectus, we mean the person listed in the table below, as well as its transferees, pledgees or donees or its successors. The selling stockholder may sell all, a portion or none of its shares at any time. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholder.

The number of shares of Class A common stock and percentage of voting power included in the table below assumes the exchange of all outstanding limited partnership units (the “New TMM Units”) of TMM Holdings II Limited Partnership (“New TMM”) and an equal number of shares of Class B common stock held by the selling stockholder for shares of Class A common stock. Subject to the assumption in the preceding sentence, the amounts and percentages of Class A common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Except as otherwise indicated, the persons named below have sole voting and investment power, or share voting and investment power, with respect to the beneficially owned shares listed below.

Except as set forth in the footnotes below, the percentages included in the following table are based on 33,073,747 shares of Class A common stock and 89,200,063 New TMM Units and shares of Class B common stock outstanding as of April 1, 2015:

	Shares of Class A common stock beneficially owned before the offering		Maximum number of shares of Class A common stock that may be sold hereunder	Shares of Class A common stock beneficially owned after the offering
Name of Beneficial Owner	Shares	%		Shares	%
JHI Holding Limited Partnership, L.P.(1)(2)	604,449	0.5%	604,449	—	—%

(1)	JHI Holding Limited Partnership, L.P., which we refer to as JHI, holds New TMM Units and an equal number of shares of Class B common stock. JHI has the right at any time to exchange its New TMM units (and a corresponding number of shares of Class B common stock) for shares of Class A common stock on a one-for-one basis. See “Description of the Capital Stock—Capital Stock—Common Stock”.

(2)	604,449 New TMM Units and an equal amount of shares of Class B common stock directly are held by JHI. JSH Investment Corporation is the sole limited partner of JHI and JHI Advisory Ltd. is the general partner of JHI. JH Investments Inc. is the sole shareholder of JHI Advisory Ltd. Joe S. Houssian is the sole shareholder of JH Investments Inc. and the sole director of JHI Advisory Ltd., JSH Investment Corporation and JH Investments Inc. and may therefore be deemed to beneficially own the New TMM Units and shares of Class B common stock held by JHI. The address for all entities and individuals described in this footnote is 3260-666 Burrard Street, Vancouver, British Columbia V6C 2X8. Because JHI, OCM TMM Holdings II, L.P., which we refer to as the Oaktree holding vehicle, and TPG TMM Holdings II, L.P., which we refer to as the TPG holding vehicle, are parties to the stockholder agreement, JHI may be deemed to be members of a group with the Oaktree holding vehicle and the TPG holding vehicle. As a result, JHI might be deemed to beneficially own 87,795,695 shares of Class A common stock, or 72.6%. If JHI exchanges its New TMM Units along with a corresponding number of shares of Class B common stock for shares of Class A common stock, but no other New TMM Units and shares of Class B common stock are exchanged, then JHI would beneficially own 1.8% of the outstanding shares of Class A common stock currently outstanding, and none of the outstanding shares of Class A common stock following this offering. JHI expressly disclaims beneficial ownership of all the New TMM Units and shares of Class A and Class B common stock except to the extent of its pecuniary interest in those shares directly held by it. See “Description of Capital Stock—Capital Stock—Common Stock.” The selling stockholder has advised us that it is not a broker-dealer or an affiliate of a broker-dealer.

Material relationships with selling stockholder

Mr. Joe S. Houssian, who indirectly controls JHI as described above, serves on the board of directors of TMHC and is a member of TMHC’s compensation committee.

Reorganization agreement

In connection with the transactions effecting our pre-IPO reorganization (the “Reorganization Transactions”), we entered into a reorganization agreement with JHI, the TPG and Oaktree holding vehicles (collectively, the “Principal Equityholders”), New TMM, and other subsidiaries of ours, and other existing limited partners of TMM Holdings Limited Partnership (“TMM”), which governs the Reorganization Transactions. In addition, under the reorganization agreement, the TPG and Oaktree holding vehicles, JHI and certain members of our management and our board of directors subscribed for a number of shares of our Class B common stock equal to the number of New TMM Units they then owned, at a price equal to the par value per share of Class B common stock.

In connection with the Reorganization Transactions, JHI received 1,208,897 New TMM Units and an equal number of shares of Class B common stock.

New TMM limited partnership agreement

In connection with the Reorganization Transactions, TMHC, JHI, the TPG and Oaktree holding vehicles and certain members of our management and our board entered into the limited partnership agreement of New TMM (the “New TMM LPA”). As a result of the Reorganization Transactions and in accordance with the terms of the New TMM LPA, New TMM, through TMM and its subsidiaries, exercises stewardship over the business and affairs of Taylor Morrison Holdings and its subsidiaries and, Taylor Morrison Holdings II, Inc. (f/k/a Monarch Communities Inc.) and its subsidiaries. New TMM does not conduct any activities other than direct or indirect ownership and stewardship over Taylor Morrison Holdings and its respective subsidiaries.

The holders of New TMM Units, including TMHC and JHI, will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of New TMM. Net profits and net losses of New TMM are generally allocated to its members pro rata in accordance with the percentages of their respective New TMM Units, though certain non pro rata adjustments may be made to reflect tax depreciation, amortization and other allocations. To the extent permitted under New TMM’s senior revolving credit facility (as amended from time to time, the “Revolving Credit Facility”), the New TMM LPA provides for cash distributions to its limited partners if the taxable income of New TMM gives rise to taxable income for its limited partners. In accordance with the New TMM LPA and assuming New TMM is permitted to do so under its Revolving Credit Facility, New TMM will make cash distributions to the extent feasible to the holders of the New TMM Units, including TMHC and JHI, for purposes of funding their tax obligations in respect of the income of New TMM that is allocated to them. Generally, these tax distributions are computed based on our estimate of the net taxable income of New TMM allocable to such holder of New TMM Units multiplied by an assumed tax rate equal to the greater of (x) the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in San Francisco, California and (y) the highest combined provincial and federal income tax rate applicable to an individual or (if higher) a corporation that is a resident of Canada and is subject to tax in the province of Canada that has the highest income tax rate (in each case taking into account the nondeductibility of certain expenses and the character of our income). In addition, to the extent permitted under the Revolving Credit Facility, New TMM may make distributions to TMHC without pro rata distributions to other limited partners in order to pay (i) consideration, if any, for redemption, repurchase or other acquisition of equity interests of New TMM to the extent such cash is used to redeem, repurchase or otherwise acquire our Class A common stock, (ii) operating, administrative and other similar costs incurred by TMHC and (iii) other payments related to (a) legal, tax, accounting and other professional fees and expenses, (b) judgments, settlements, penalties, fines or other costs and expenses in respect of any claims involving TMHC and (c) other fees and expenses related to the maintenance of our existence or any securities offering, investment or acquisition transaction authorized by our board of directors.

The New TMM LPA provides that, subject to certain exceptions, any time TMHC issues a share of our Class A common stock or any other equity security, the net proceeds received by TMHC with respect to such issuance, if any, will be concurrently invested in New TMM and New TMM will issue to TMHC one New TMM Unit or other economically equivalent equity interest. Conversely, if at any time, any shares of our Class A common stock are redeemed, repurchased or otherwise acquired, New TMM will redeem, repurchase or otherwise acquire an equal number of New TMM Units held by TMHC, upon the same terms and for the same price, as the shares of our Class A common stock are redeemed, repurchased or otherwise acquired.

Under the New TMM LPA, JHI has agreed that the Principal Equityholders (including JHI) and/or one or more of their respective affiliates are permitted to engage in business activities or invest in or acquire businesses that may compete with our business or do business with any customer of ours.

Under the New TMM LPA, New TMM is required to indemnify all of its partners, including TMHC and JHI, against any and all losses and expenses related thereto incurred by reason of the fact that such person was a partner of New TMM. In the event that losses are incurred as a result of a member’s fraud or willful misconduct, such member is not entitled to indemnification under the New TMM LPA.

New TMM may be dissolved only upon the voluntary agreement of its general partner and the Principal Equityholders (including JHI) or as otherwise required by the laws of the Cayman Islands. Upon dissolution, New TMM will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are members) in satisfaction of the liabilities of New TMM, (b) second, to establish cash reserves for contingent or unforeseen liabilities and (c) third, to the members in proportion of their interests in New TMM (other than to members holding unvested New TMM Units to the extent that their units do not vest as a result of the event causing the dissolution). Due to the nature of the New TMM LPA, it is not the type of agreement that is typically entered into with or available to unaffiliated third parties.

Exchange agreement

In connection with the closing of the initial public offering, JHI (along with other holders of New TMM Units) entered into the Exchange Agreement under which, from time to time, it (or certain transferees thereof) has the right to exchange its New TMM Units (along with a corresponding number of our Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

Stockholders agreement

In connection with the initial public offering, TMHC terminated its then existing stockholders agreement among the general partner of TMM, TMM and certain of TMM’s limited partners and entered into a Stockholders Agreement with JHI and the TPG and Oaktree holding vehicles. The Stockholders Agreement contains provisions related to the composition of the board of directors of TMHC and the committees of the board of directors. The stockholders agreement also provides that we do not have any interest or expectancy in the business opportunities of the Principal Equityholders (including JHI) and of their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries and that each such party will not have any obligation to offer us those opportunities. The TPG and Oaktree holding vehicles agree in the Stockholders Agreement to vote for each other’s board nominees. In addition, the Stockholders Agreement provides that Requisite Investor Approval must be obtained before we are permitted to take the any of the following actions:

•	any change of control of TMHC;

•	acquisitions or dispositions by TMHC or any of its subsidiaries of assets (including land) valued at more than $50.0 million;

•	incurrence by TMHC or any of its subsidiaries of any indebtedness in an aggregate amount in excess of $50.0 million or the making of any loan in excess of $50.0 million;

•	issuance of any equity securities of TMHC, subject to limited exceptions (which include issuances pursuant to approved compensation plans);

•	hiring and termination of our Chief Executive Officer; and

•	certain changes to the size of our board of directors.

For purposes of the stockholders agreement, “Requisite Investor Approval” means, in addition to the approval of a majority vote of TMHC’s board of directors, the approval of a director nominated by the TPG holding vehicle, so long as it owns at least 50% of TMHC’s common stock held by it at the closing of this offering (and the application of net proceeds), and the approval of a director nominated by the Oaktree holding vehicle, so long as it owns at least 50% of TMHC’s common stock held by it following this offering (and the application of net proceeds).

Registration rights agreement

In connection with the initial public offering, we terminated the then-existing registration rights agreement among TMM and certain of its limited partners and entered into a new registration rights agreement with JHI, the TPG and Oaktree holding vehicles and certain members of our management and our board of directors. In the event that we register additional shares of Class A common stock for sale to the public, we will be required to give notice of such registration to JHI and other parties to the agreement of our intention to effect such a registration, and, subject to certain limitations, include shares of Class A common stock held by them in such registration. We are required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares pursuant to the agreement. The agreement includes customary indemnification provisions in favor of JHI and other parties to the agreement, any person who is or might be deemed a control person (within the meaning of the Securities Act and the Exchange Act) and related parties against certain losses and liabilities (including reasonable costs of investigation and legal expenses) arising out of or based upon any filing or other disclosure made by us under the securities laws relating to any such registration. The selling stockholder is exercising its registration rights in connection with the registration of the resale of its shares of Class A common stock in the registration statement of which this prospectus is a part.

Governance agreements

In connection with the initial public offering, we entered into governance agreements setting forth certain matters with respect to the management of Taylor Morrison Holdings and Holdings II. TMHC entered into one such agreement with JHI and the TPG and Oaktree holding vehicles and Taylor Morrison Holdings and one such agreement with JHI and the TPG and Oaktree holding vehicles and Holdings II. Each governance agreement provides that the composition of the board of directors of the applicable company will each generally be identical to that of the board of directors of TMHC and that the Principal Equityholders will have the right to nominate representatives to the committees of such board of directors on the same basis as set forth in the Stockholders Agreement described above. Each governance agreement also provides affiliates of the Principal Equityholders with approval rights over certain actions on the same basis as set forth in the Stockholders Agreement.

Although all of the members of our board of directors serve as directors of Holdings II, on January 28, 2015, we announced that Holdings II had completed the sale of our Canadian business, Monarch Corporation, which was substantially all of the assets of Holdings II.

Management services agreements

In connection with our 2011 acquisition by affiliates of the Principal Equityholders (the “Acquisition”), such affiliates entered into management services agreements with TMM, Taylor Morrison Holdings and Holdings II relating to the provision of certain management, advisory and consulting services. In consideration of financial and structural advice and analysis made in connection with the Acquisition, Taylor Morrison Holdings and Holdings II paid a one-time transaction fee of $13.7 million to the Principal Equityholders (including JHI), and also reimbursed the Principal Equityholders for third-party, out-of-pocket expenses incurred in connection with the Acquisition, including fees, expenses and disbursements of lawyers, accountants, consultants and other advisors. In addition, as compensation for ongoing services provided by affiliates of the Principal Equityholders under the management services agreements, Taylor Morrison Holdings and Holdings II. agreed to pay to affiliates of the Principal Equityholders (including JHI) an annual aggregate management fee of $5.0 million.

In addition, in conjunction with the formation of TMM and in connection with the Acquisition, an affiliate of JH Investments Inc. entered into a management services agreement and the JHI Partnership Services Agreement with TMM Holdings relating to the provision of certain services to TMM. In consideration of the services provided under the Services Agreement, TMM made a one-time grant to the JH Investments Inc. affiliate of certain partnership interests in TMM, subject to certain terms, conditions and restrictions contained in a Class J Unit award agreement and the TMM limited partnership agreement. In connection with the IPO, the management services agreement and the JHI Partnership Services Agreement among JHI and TMM were terminated.

Purchases of new TMM units from JHI

On April 15, 2013, TMHC purchased 604,449 New TMM Units and a corresponding number of shares of Class B common stock (at a price of $20.68 per New TMM Unit and share of Class B common stock) held by JHI for an aggregate purchase amount of approximately $12.5 million. The purchase was pursuant to a put/call agreement between TMHC and JHI with customary conditions to TMHC’s obligation to close the acquisition, including the absence of a material adverse change in the business and affairs of New TMM and its subsidiaries.

Indemnification of directors and officers

We entered into a customary indemnification agreement with Mr. Houssain in his capacity as a director of TMHC that provides, in general, that we will provide him with customary indemnification in connection with their service to us or on our behalf.

Real estate acquisitions

From time to time, we may engage in transactions with entities that are affiliated with JHI through either lending or equity ownership arrangements. Transactions with related parties are executed in the normal course of operations and at arm’s length and in compliance with our Related Person Transaction Policy described below, including review and approval by our audit committee. Real estate acquisitions from affiliates of JHI amounted to $31 million, over the three years prior to the date hereof.

Description of the debt securities

General

The following description of the terms of our senior debt securities and subordinated debt securities (together, the “debt securities”) sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. Unless otherwise noted, the general terms and provisions of our debt securities discussed below apply to both our senior debt securities and our subordinated debt securities. The particular terms of any debt securities and the extent, if any, to which such general provisions will not apply to such debt securities will be described in the prospectus supplement relating to such debt securities.

Our debt securities may be issued from time to time in one or more series. The senior debt securities will be issued from time to time in series under an indenture to be entered into by us and US Bank National Association, as Senior Indenture Trustee (as amended or supplemented from time to time, the “senior indenture”). The subordinated debt securities will be issued from time to time under a subordinated indenture to be entered into by us and US Bank National Association, as Subordinated Indenture Trustee (the “subordinated indenture” and, together with the senior indenture, the “indentures”). The Senior Indenture Trustee and the Subordinated Indenture Trustee are both referred to, individually, as the “Trustee.” The senior debt securities will constitute our unsecured and unsubordinated obligations and the subordinated debt securities will constitute our unsecured and subordinated obligations. A detailed description of the subordination provisions is provided below under the caption “Ranking and Subordination—Subordination.” In general, however, if we declare bankruptcy, holders of the senior debt securities will be paid in full before the holders of subordinated debt securities will receive anything.

The statements set forth below are brief summaries of certain provisions contained in the indentures, which summaries do not purport to be complete and are qualified in their entirety by reference to the indentures, each of which is incorporated by reference as an exhibit or filed as an exhibit to the registration statement of which this prospectus forms a part. Terms used herein that are otherwise not defined shall have the meanings given to them in the indentures. Such defined terms shall be incorporated herein by reference.

The indentures do not limit the amount of debt securities that may be issued under the applicable indenture and debt securities may be issued under the applicable indenture up to the aggregate principal amount which may be authorized from time to time by us. Any such limit applicable to a particular series will be specified in the prospectus supplement relating to that series.

The applicable prospectus supplement will disclose the terms of each series of debt securities in respect to which such prospectus is being delivered, including the following:

•	the designation and issue date of the debt securities;

•	the date or dates on which the principal of the debt securities is payable;

•	the rate or rates (or manner of calculation thereof), if any, per annum at which the debt securities will bear interest;

•	the date or dates, if any, from which interest will accrue and the interest payment date or dates for the debt securities;

•	any limit upon the aggregate principal amount of the debt securities which may be authenticated and delivered under the applicable indenture;

•

the period or periods within which, the redemption price or prices or the repayment price or prices, as the case may be, at which and the terms and conditions upon which the debt securities may be redeemed at the Company’s option or the option of the holder of such debt securities (a “Holder”);

•

the obligation, if any, of the Company to purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a Holder of such debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities will be purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof, the denominations in which the debt securities will be issuable;

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provisions, if any, with regard to the conversion or exchange of the debt securities, at the option of the Holders of such debt securities or the Company, as the case may be, for or into new securities of a different series, the Company’s Class A common stock or other securities and, if such debt securities are convertible into the Company’s Class A common stock or other Marketable Securities (as defined in the indentures), the conversion price;

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if other than U.S. dollars, the currency or currencies or units based on or related to currencies in which the debt securities will be denominated and in which payments of principal of, and any premium and interest on, such debt securities shall or may be payable;

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if the principal of (and premium, if any) or interest, if any, on the debt securities are to be payable, at the election of the Company or a Holder of such debt securities, in a currency (including a composite currency) other than that in which such debt securities are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made;

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if the amount of payments of principal of (and premium, if any) or interest, if any, on the debt securities may be determined with reference to an index based on a currency (including a composite currency) other than that in which such debt securities are stated to be payable, the manner in which such amounts shall be determined;

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provisions, if any, related to the exchange of the debt securities, at the option of the Holders of such debt securities, for other securities of the same series of the same aggregate principal amount or of a different authorized series or different authorized denomination or denominations, or both;

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the portion of the principal amount of the debt securities, if other than the principal amount thereof, which shall be payable upon declaration of acceleration of the maturity thereof as more fully described under the section “—Events of Default, Notice and Waiver” below;

•	whether the debt securities will be issued in the form of global securities and, if so, the identity of the depositary with respect to such global securities;

•	with respect to subordinated debt securities only, the amendment or modification of the subordination provisions in the subordinated indenture with respect to the debt securities; and

•	any other specific terms.

We may issue debt securities of any series at various times and we may reopen any series for further issuances from time to time without notice to existing Holders of securities of that series.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount debt securities bear no interest or bear interest at below-market rates. These are sold at a discount below their stated principal amount. If we issue these securities, the prospectus supplement will describe any special tax, accounting or other information which we think is important. We encourage you to consult with your own competent tax and financial advisors on these important matters.

Unless we specify otherwise in the applicable prospectus supplement, the covenants contained in the indentures will not provide special protection to Holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring.

Unless otherwise set forth in the prospectus supplement, interest on outstanding debt securities will be paid to Holders of record on the date that is 15 days prior to the date such interest is to be paid, or, if not a business day, the next preceding business day. Unless otherwise specified in the prospectus supplement, debt securities will be issued in fully registered form only. Unless otherwise specified in the prospectus supplement, the principal amount of the debt securities will be payable at the corporate trust office of the Trustee in New York, New York. The debt securities may be presented for transfer or exchange at such office unless otherwise specified in the prospectus supplement, subject to the limitations provided in the applicable indenture, without any service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charges payable in connection therewith.

Ranking and subordination

Ranking

The senior debt securities will be our unsecured, senior obligations, and will rank equally with our other unsecured and unsubordinated obligations. The subordinated debt securities will be our unsecured, subordinated obligations.

The debt securities will effectively rank junior in right of payment to any of our existing and future secured obligations to the extent of the value of the assets securing such obligations. The debt securities will be effectively subordinated to all existing and future liabilities, including indebtedness and trade payables, of our subsidiaries. The indentures do not limit the amount of unsecured indebtedness or other liabilities that can be incurred by our subsidiaries.

Subordination

If issued, the indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all our Senior Indebtedness (as defined below). During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our Senior Indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any payment or distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our Senior Indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, Holders of our subordinated debt securities may receive less, ratably, than Holders of our Senior Indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The term “Senior Indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•

all of the indebtedness of that person for borrowed money, including any indebtedness secured by a mortgage or other lien which is (1) given to secure all or part of the purchase price of property subject to the mortgage or lien, whether given to the vendor of that property or to another lender, or (2) existing on property at the time that person acquires it;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other similar instruments sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

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all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

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all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities, and any unsubordinated guarantee obligations of ours to which we are a party, including Indebtedness For Borrowed Money, constitute Senior Indebtedness for purposes of the subordinated indenture.

Pursuant to the subordinated indenture, the subordinated indenture may not be amended, at any time, to alter the subordination provisions of any outstanding subordinated debt securities without the consent of the requisite holders of each outstanding series or class of Senior Indebtedness (as determined in accordance with the instrument governing such Senior Indebtedness) that would be adversely affected.

Certain covenants

Limitation on consolidation, merger, conveyance or transfer on certain terms

The indentures provide that we will not consolidate with or merge into any other Person or convey or transfer our properties and assets substantially as an entirety to any Person, unless:

(1) the Person formed by such consolidation or into which our company is merged or the Person which acquires by conveyance or transfer the properties and assets of our company substantially as an entirety shall be organized and existing under the laws of the United States of America or any state of the United States or the District of Columbia, and shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities and the performance of every covenant of the applicable indenture (as supplemented from time to time) on the part of our company to be performed or observed;

(2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; and

(3) we have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with this covenant and that all conditions precedent provided for relating to such transaction have been complied with.

Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of our company substantially as an entirety as set forth above, the successor Person formed by such consolidation or into which our company is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of our company under the applicable indenture with the same effect as if such successor had been named as our company in the applicable indenture. In the event of any such conveyance or transfer, our company, as the predecessor, shall be discharged from all obligations and covenants under the applicable indenture and the debt securities issued under such indenture and may be dissolved, wound up or liquidated at any time thereafter.

Subject to the foregoing, the indentures and the debt securities do not contain any covenants or other provisions designed to afford Holders of debt securities protection in the event of a recapitalization or highly leveraged transaction involving our company.

Any additional covenants of our company pertaining to a series of debt securities will be set forth in a prospectus supplement relating to such series of debt securities.

Certain definitions

The following are certain of the terms defined in the indentures:

“Consolidated Net Worth” means, with respect to any Person, at the date of any determination, the consolidated stockholders’ or owners’ equity of the holders of capital stock or partnership interests of such Person and its subsidiaries, determined on a consolidated basis in accordance with GAAP consistently applied.

“GAAP” means generally accepted accounting principles as such principles are in effect in the United States as of the date of the applicable indenture.

“Indebtedness For Borrowed Money” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments and (c) all guarantee obligations of such Person with respect to Indebtedness For Borrowed Money of others. The Indebtedness For Borrowed Money of any Person shall include the Indebtedness For Borrowed Money of any other entity (including any partnership in which such Person is general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other contractual relationship with such entity, except to the extent the terms of such Indebtedness For Borrowed Money provide that such Person is not liable therefor.

“Material Subsidiary” means any Person that is a Subsidiary if, at the end of the most recent fiscal quarter of our company, the aggregate amount, determined in accordance with GAAP consistently applied, of securities of, loans and advances to, and other investments in, such Person held by us and our other Subsidiaries exceeded 10% of our Consolidated Net Worth.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Subsidiary” means, with respect to any Person, any corporation more than 50% of the voting stock of which is owned directly or indirectly by such Person, and any partnership, association, joint venture or other entity in which such Person owns more than 50% of the equity interests or has the power to elect a majority of the board of directors or other governing body.

Optional redemption

If specified in the applicable prospectus supplement, we may redeem the debt securities of any series, as a whole or in part, at our option on or after the dates and in accordance with the terms established for such series, if any, in the applicable prospectus supplement. If we redeem the debt securities any series, we must also pay accrued and unpaid interest, if any, to the date of redemption on such debt securities.

Satisfaction and discharge

Each indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the applicable series of the debt securities, as expressly provided for in the indenture) as to all outstanding debt securities of a series, when:

(1) Either:

(a) all of the applicable series of the debt securities theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all of the applicable series off debt securities not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of us, and we have irrevocably deposited or caused to be deposited with the Trustee funds in an amount in the required currency sufficient to pay and discharge the entire Indebtedness on the applicable series of debt securities not theretofore delivered to the Trustee for cancellation for principal of, premium, if any, and interest on the applicable series of debt securities to the date of deposit or to the stated maturity or redemption date, as the case may be;

(2) we have paid all other sums payable under the indenture by us with regard to the debt securities of such series; and

(3) we have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to the debt securities of such series have been complied with.

Defeasance

Each indenture provides that we, at our option,

(a) will be discharged from any and all obligations in respect of any series of debt securities (except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated senior debt securities, maintain paying agencies and hold moneys for payment in trust), or

(b) need not comply with the covenants described above under “—Certain Covenants,” and any other restrictive covenants described in a prospectus supplement relating to such series of debt securities and certain Events of Default (other than those arising out of the failure to pay interest or principal on the debt securities of a particular series and certain events of bankruptcy, insolvency and reorganization) will no longer constitute Events of Default with respect to such series of debt securities, in each case if we deposit with the Trustee, in trust, money or the equivalent in securities of the government which issued the currency in which the debt securities are denominated or government agencies backed by the full faith and credit of such government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, such series on the dates such payments are due in accordance with the terms of such series.

To exercise any such option, we are required, among other things, to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the Holders of such series to recognize income, gain or loss for federal income tax purposes and, in the case of a Discharge pursuant to clause (a) above, accompanied by a ruling to such effect received from or published by the United States Internal Revenue Service.

In addition, we are required to deliver to the Trustee an Officers’ Certificate stating that such deposit was not made by us with the intent of preferring the Holders over other creditors of ours or with the intent of defeating, hindering, delaying or defrauding creditors of ours or others.

Events of default, notice and waiver

Each indenture provides that, if an Event of Default specified therein with respect to any series of debt securities issued thereunder shall have happened and be continuing, either the Trustee thereunder or the Holders of 25% in aggregate principal amount of the outstanding debt securities of such series (or 25% in aggregate principal amount of all outstanding debt securities under such indenture, in the case of certain Events of Default affecting all series of debt securities issued under such indenture) may declare the principal of all the debt securities of such series to be due and payable.

“Events of Default” in respect of any series are defined in the indentures as being:

•	default for 30 days in payment of any interest installment with respect to such series;

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default in payment of principal of, or premium, if any, on, or any sinking or purchase fund or analogous obligation with respect to, debt securities of such series when due at their stated maturity, by declaration or acceleration, when called for redemption or otherwise;

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default for 90 days after written notice to us by the Trustee thereunder or by Holders of 25% in aggregate principal amount of the outstanding debt securities of such series in the performance, or breach, of any covenant or warranty pertaining to debt securities of such series; and

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certain events of bankruptcy, insolvency and reorganization with respect to us or any Material Subsidiary of ours which is organized under the laws of the United States or any political sub-division thereof or the entry of an order ordering the winding up or liquidation of our affairs.

Any additions, deletions or other changes to the Events of Default which will be applicable to a series of debt securities will be described in the prospectus supplement relating to such series of debt securities.

Each indenture provides that the Trustee thereunder will, within 90 days after the occurrence of a default with respect to the debt securities of any series issued under such indenture, give to the Holders of the debt securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of default in the payment of principal of, premium, if any, or interest, if any, on any of the debt securities of such series, the Trustee thereunder will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the Holders of the debt securities of such series. The term “default” for the purpose of this provision means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to debt securities of such series. Each indenture contains provisions entitling the Trustee under such indenture, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, to be indemnified to its reasonable satisfaction by the Holders of the debt securities before proceeding to exercise any right or power under the applicable indenture at the request of Holders of such debt securities.

Each indenture provides that the Holders of a majority in aggregate principal amount of the outstanding debt securities of any series issued under such indenture may direct the time, method and place of conducting proceedings for remedies available to the Trustee or exercising any trust or power conferred on the Trustee in respect of such series, subject to certain conditions.

In certain cases, the Holders of a majority in principal amount of the outstanding debt securities of any series may waive, on behalf of the Holders of all debt securities of such series, any past default or Event of Default with respect to the debt securities of such series except, among other things, a default not theretofore cured in payment of the principal of, or premium, if any, or interest, if any, on any of the senior debt securities of such series or payment of any sinking or purchase fund or analogous obligations with respect to such senior debt securities.

Each indenture includes a covenant that we will file annually with the Trustee a certificate of no default or specifying any default that exists.

Modification of the indentures

We and the Trustee may, without the consent of the Holders of the debt securities issued under the indenture governing such debt securities, enter into indentures supplemental to the applicable indenture for, among others, one or more of the following purposes:

(1) to evidence the succession of another Person to us and the assumption by such successor of our company’s obligations under the applicable indenture and the debt securities of any series;

(2) to add to the covenants of our company, or to surrender any rights or powers of our company, for the benefit of the Holders of debt securities of any or all series issued under such indenture;

(3) to cure any ambiguity, to correct or supplement any provision in the applicable indenture which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under such indenture or to conform the text of the indenture or the debt securities to this description of notes or the description of notes in an applicable prospectus supplement;

(4) to add to the applicable indenture any provisions that may be expressly permitted by the Trust Indenture Act of 1939, as amended, or “the Act,” excluding the provisions referred to in Section 316(a)(2) of the Act as in effect at the date as of which the applicable indenture was executed or any corresponding provision in any similar federal statute hereafter enacted;

(5) to establish the form or terms of any series of debt securities to be issued under the applicable indenture, to provide for the issuance of any series of debt securities and/or to add to the rights of the Holders of debt securities;

(6) to evidence and provide for the acceptance of any successor Trustee with respect to one or more series of debt securities or to add or change any of the provisions of the applicable indenture as shall be necessary to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the applicable indenture;

(7) to provide any additional Events of Default;

(8) to provide for uncertificated securities in addition to or in place of certificated securities; provided that the uncertificated securities are issued in registered form for certain federal tax purposes;

(9) to provide for the terms and conditions of converting those debt securities that are convertible into Class A common stock or another such similar security;

(10) to secure any series of debt securities pursuant to the applicable indenture’s limitation on liens;

(11) to make any change necessary to comply with any requirement of the SEC in connection with the qualification of the applicable indenture or any supplemental indenture under the Act or to comply with the rules of any applicable securities depository; and

(12) to make any other change that does not adversely affect the rights of the Holders of the debt securities.

No supplemental indenture for the purpose identified in clauses (2), (3), (5) or (7) above may be entered into if to do so would adversely affect the rights of the Holders of debt securities of any series issued under the same indenture in any material respect.

Each indenture contains provisions permitting us and the Trustee under such indenture, with the consent of the Holders of a majority in principal amount of the outstanding debt securities of all series issued under such indenture to be affected voting as a single class, to execute supplemental indentures for the purpose of adding any provisions to or changing or eliminating any of the provisions of the applicable indenture or modifying the rights of the Holders of the debt securities of such series to be affected, except that no such supplemental indenture may, without the consent of the Holders of affected debt securities, among other things:

(1) change the maturity of the principal of, or the maturity of any premium on, or any installment of interest on, any such debt security, or reduce the principal amount or the interest or any premium of any such debt securities, or change the method of computing the amount of principal or interest on any such debt securities on any date or change any place of payment where, or the currency in which, any debt securities or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity of principal or premium, as the case may be;

(2) reduce the percentage in principal amount of any such debt securities the consent of whose Holders is required for any supplemental indenture, waiver of compliance with certain provisions of the applicable indenture or certain defaults under the applicable indenture;

(3) modify any of the provisions of the applicable indenture related to (i) the requirement that the Holders of debt securities issued under such indenture consent to certain amendments of the applicable indenture, (ii) the waiver of past defaults and (iii) the waiver of certain covenants, except to increase the percentage of Holders required to make such amendments or grant such waivers; or

(4) impair or adversely affect the right of any Holder to institute suit for the enforcement of any payment on, or with respect to, such senior debt securities on or after the maturity of such debt securities.

In addition, the subordinated indenture provides that we may not make any change in the terms of the subordination of the subordinated debt securities of any series in a manner adverse in any material respect to the Holders of any series of subordinated debt securities without the consent of each Holder of subordinated debt securities that would be adversely affected.

Pursuant to the subordinated indenture, the subordinated indenture may not be amended, at any time, to alter the subordination provisions of any outstanding subordinated debt securities without the consent of the requisite holders of each outstanding series or class of Senior Indebtedness (as determined in accordance with the instrument governing such Senior Indebtedness) that would be adversely affected.

The trustee

US Bank National Association is the Trustee under each indenture. The Trustee is a depository for funds and performs other services for, and transacts other banking business with, us in the normal course of business.

Governing law

The indentures will be governed by, and construed in accordance with, the laws of the State of New York.

Global securities

We may issue debt securities through global securities. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of the security. If we do issue global securities, the following procedures will apply.

We will deposit global securities with the depositary identified in the prospectus supplement. After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of persons who have accounts with the depositary. These account Holders are known as “participants.” The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Only a participant or a person who holds an interest through a participant may be the beneficial owner of a global security. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

We and the Trustee will treat the depositary or its nominee as the sole owner or Holder of the debt securities represented by a global security. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names. They also will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or Holders of the debt securities.

Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or the maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary, upon receipt of any payments, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary’s records. We also expect that payments by participants to owners of beneficial interests in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in “street names,” and will be the responsibility of the participants.

If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue registered securities in exchange for the global security. In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities. In that event, we will issue debt securities of that series in definitive form in exchange for the global securities.

Description of the capital stock

Capital stock

Our authorized capital stock consists of 400,000,000 shares of Class A common stock, par value $0.00001 per share, 200,000,000 shares of Class B common stock, par value $0.00001 per share, and 50,000,000 shares of preferred stock, par value $0.00001 per share. As of April 1, 2015, we have approximately 33,073,747 shares of our Class A common stock outstanding, 89,200,063 shares of our Class B common stock outstanding and no shares of preferred stock outstanding.

Common stock

Voting.    Holders of our Class A common stock and Class B common stock are entitled to one vote for each share held on all matters submitted to stockholders for their vote or approval. The holders of our Class A common stock and Class B common stock vote together as a single class on all matters submitted to stockholders for their vote or approval, except with respect to the amendment of certain provisions of our amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B common stock so as to affect them adversely, which amendments must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law. The voting power of the outstanding Class B common stock (expressed as a percentage of the total voting power of all common stock) is equal to the percentage of limited partnership units, which we refer to as the “New TMM Units,” of New TMM not held directly or indirectly by TMHC.

As of April 1, 2015, TPG TMM Holdings II, L.P. and OCM TMM Holdings II, L.P. (which we refer to as the TPG holding vehicle and the Oaktree holding vehicle, respectively), together control approximately 71.3% of the combined voting power of our common stock. Accordingly, the TPG and Oaktree holding vehicles are able to control our business policies and affairs and any action requiring the general approval of our stockholders, including the adoption of amendments to our certificate of incorporation and bylaws, the approval of mergers or sales of substantially all of our assets and (prior to the point in time at which the TPG and Oaktree holding vehicles no longer beneficially own shares representing 50% or more of the combined voting power of our common stock, which we refer to as the “Triggering Event”) the removal of members of our board of directors with or without cause. The TPG and Oaktree holding vehicles also have the power to nominate members to our board of directors under our stockholders agreement and the stockholders agreement provides that each of the TPG and Oaktree holding vehicles agree to vote for the other’s nominees. The concentration of ownership and voting power of the TPG and Oaktree holding vehicles may also delay, defer or even prevent an acquisition by a third party or other change of control of our company and may make some transactions more difficult or impossible without the support of the TPG and Oaktree holding vehicles, even if such events are in the best interests of minority stockholders.

For instance, the stockholders agreement provides that Requisite Investor Approval (as defined below) must be obtained before we are permitted to take any of the following actions:

•	any change of control of TMHC;

•	acquisitions or dispositions by TMHC or any of its subsidiaries of assets (including land) valued at more than $50.0 million;

•	incurrence by TMHC or any of its subsidiaries of any indebtedness in an aggregate amount in excess of $50.0 million or the making of any loan in excess of $50.0 million;

•	issuance of any equity securities of TMHC, subject to limited exceptions (which include issuances pursuant to approved compensation plans);

•	hiring and termination of our Chief Executive Officer; and

•	certain changes to the size of our board of directors.

For purposes of the stockholders agreement, “Requisite Investor Approval” means, in addition to the approval of a majority vote of TMHC’s board of directors, the approval of a director nominated by the TPG holding vehicle, so long as it owns at least 50% of TMHC’s common stock held by it at the closing of our initial public offering and the application of net proceeds, and the approval of a director nominated by the Oaktree holding vehicle, so long as it owns at least 50% of TMHC’s common stock owned held by it at the closing of our initial public offering and the applications of net proceeds.

Dividends.    The holders of Class A common stock are entitled to receive dividends when, as, and if declared by our board of directors out of legally available funds. The holders of our Class B common stock do not have any right to receive dividends other than dividends consisting of shares of our Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock.

Liquidation or Dissolution.    Upon our liquidation or dissolution, the holders of our Class A common stock are be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Other than their par value, the holders of our Class B common stock do not have any right to receive a distribution upon a liquidation or dissolution of our company.

Transferability and Exchange.    Subject to the terms of the Exchange Agreement, the TPG and Oaktree holding vehicles, JHI Holding Limited Partnership, which we refer to as “JHI,” and certain members of our management and our board of directors may exchange their New TMM Units (along with a corresponding number of shares of our Class B common stock) for shares of our Class A common stock. Each such exchange will be on a one-for-one equivalent basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Shares of Class B common stock may not be transferred except in connection with an exchange or transfer of New TMM Units.

Upon exchange, each share of our Class B common stock will be cancelled.

Preferred stock

We have been authorized to issue up to 50,000,000 shares of preferred stock. Our board of directors has authorized, subject to limitations prescribed by Delaware law and our amended and restated certificate of incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors is also authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our Class A common stock and Class B common stock, which could have an adverse impact on the market price of our Class A common stock. We have no current plan to issue any shares of preferred stock.

Corporate opportunities

Our amended and restated certificate of incorporation provides that we renounce any interest or expectancy in the business opportunities of the certain affiliates of the TPG holding vehicle, affiliates of the Oaktree holding vehicle and JHI, which we refer to collectively as the “Principal Equityholders” and of their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries and each such party shall not have any obligation to offer us those opportunities unless presented to one of our directors or officers in his or her capacity as a director or officer. See “Risk Factors—The Principal Equityholders have substantial influence over our business, and their interests may differ from our interests or those of our other stockholders” in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated herein by reference.

Anti-takeover effects of our certificate of incorporation and bylaws

Our amended and restated certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by our board of directors.

These provisions include:

Classified Board.    Our amended and restated certificate of incorporation provides that our board of directors is to be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors. Our amended and restated certificate of incorporation also provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our Board of Directors. Our board of directors currently has 12 members and one vacancy.

Action by Written Consent; Special Meetings of Stockholders.    Our amended and restated certificate of incorporation provides that, following the Triggering Event (or the point in time at which the TPG and Oaktree holding vehicles no longer beneficially own shares representing 50% or more of the combined voting power of our common stock), stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our amended and restated certificate of incorporation and bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman or vice-chairman of the board of directors, the chief executive officer, or pursuant to a resolution adopted by a majority of the board of directors or, until the Triggering Event, outstanding shares, or at the request of holders of 50% or more of our outstanding shares of common stock. Except as described above, stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.

Advance Notice Procedures.    Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Super-Majority Approval Requirements.    The Delaware General Corporation Law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage. Our amended and restated certificate of incorporation and bylaws provides that, following the Triggering Event, the affirmative vote of holders of at least 75% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal specified provisions, including those relating to the classified board, actions by written consent of stockholders, calling of special meetings of stockholders and the provisions relating to business combinations. This requirement of a super-majority vote to approve amendments to our amended and restated certificate of incorporation and bylaws could enable a minority of our stockholders to exercise veto power over any such amendments.

Authorized but Unissued Shares.    Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations with Interested Stockholders.    We have elected that our amended and restated certificate of incorporation not be subject to Section 203 of the Delaware General Corporation Law, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. Nevertheless, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that our Principal Equityholders and their respective affiliates and transferees may not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.

Directors’ liability; indemnification of directors and officers

Our amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law and provides that we will provide them with customary indemnification. We have entered into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Transfer agent and registrar

The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A.

Securities exchange

Our shares of Class A common stock are listed on the New York Stock Exchange under the symbol “TMHC”.

Description of the depositary shares

General

We may, at our option, elect to offer fractional shares rather than full shares of the preferred stock of a series. In the event that we determine to do so, we will issue receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular series of preferred stock as more fully described below.

The shares of any series of preferred stock represented by depositary shares will be deposited under one or more deposit agreements among us, a depositary to be named in the applicable prospectus supplement, and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the applicable deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented thereby (including, as applicable, dividend, voting, redemption, subscription and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related series of preferred stock.

The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which such general provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares or the deposit agreement described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement relating to such deposited shares. The forms of deposit agreement and depositary receipt will be filed as exhibits to the documents incorporated or deemed to be incorporated by reference in this prospectus.

The following summary of certain provisions of the depositary shares and deposit agreement does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the deposit agreement and the applicable prospectus supplement, including the definitions.

Immediately following our issuance of shares of a series of preferred stock that will be offered as fractional shares, we will deposit the shares with the depositary, which will then issue and deliver the depositary receipts to the purchasers thereof. Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and such temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and other distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the related series of preferred stock to the record holders of depositary shares relating to the series of preferred stock in proportion to the number of the depositary shares owned by the holders.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto in proportion to the number of depositary shares owned by the holders, unless the depositary determines that the distribution cannot be made proportionately among the holders or that it is not feasible to make the distributions, in which case the depositary may, with our approval, adopt any method as it deems equitable and practicable for the purpose of effecting the distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, at the place or places and upon those terms as it may deem proper.

The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges.

Redemption of depositary shares

If any series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from any redemption, in whole or in part, of the series of the preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. If we redeem shares of a series of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock so redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the depositary.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the moneys payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon such redemption, upon surrender to the depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the depositary for any depositary shares that the holders thereof fail to redeem will be returned to us after a period of two years from the date the funds are so deposited.

Voting the underlying preferred stock

Upon receipt of notice of any meeting at which the holders of any series of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the series of preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the related series of preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of the series of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of preferred stock represented by the depositary shares in accordance with the instructions, provided the depositary receives the instructions sufficiently in advance of the meeting to enable it to so vote or cause to be voted the shares of preferred stock, and we will agree to take all reasonable action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing the preferred stock.

Withdrawal of stock

Upon surrender of the depositary receipts at the corporate trust office of the depositary and upon payment of the taxes, charges and fees provided for in the deposit agreement and subject to the terms thereof, the holder of the depositary shares evidenced thereby is entitled to delivery at such office, to or upon such holder’s order, of the number of whole shares of the related series of preferred stock and any money or other property, if any, represented by the depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related series of preferred stock, but holders of the whole shares of preferred stock will not thereafter be entitled to deposit the shares of preferred stock with the depositary or to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of the related series of preferred stock to be withdrawn, the depositary will deliver to the holder or upon such holder’s order at the same time a new depositary receipt evidencing the excess number of depositary shares.

Amendment and termination of a deposit agreement

The form of depositary receipt evidencing the depositary shares of any series and any provision of the applicable deposit agreement may at any time and from time to time be amended by agreement between us and the depositary. However, any amendment that materially adversely alters the rights of the holders of depositary shares of any series will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares of the series then outstanding. Every holder of a depositary receipt at the time the amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any depositary shares, upon surrender of the depositary receipts evidencing the depositary shares and subject to any conditions specified in the deposit agreement, to receive shares of the related series of preferred stock and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law. The deposit agreement may be terminated by us at any time upon not less than 60 days prior written notice to the depositary, in which case, on a date that is not later than 30 days after the date of the notice, the depositary shall deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by the depositary shares. The deposit agreement shall automatically terminate after all outstanding depositary shares have been redeemed or there has been a final distribution in respect of the related series of preferred stock in connection with any liquidation, dissolution or winding up of us and the distribution has been distributed to the holders of depositary shares.

Charges of depositary

We will pay all transfer and other taxes and the governmental charges arising solely from the existence of the depositary arrangements. We will pay the charges of the depositary, including charges in connection with the initial deposit of the related series of preferred stock and the initial issuance of the depositary shares and all withdrawals of shares of the related series of preferred stock, except that holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and removal of depositary

The depositary may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal is to take effect upon the appointment of a successor depositary, which successor depositary must be appointed within 90 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and which we are required to furnish to the holders of the related preferred stock.

The depositary’s corporate trust office will be identified in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, the depositary will act as transfer agent and registrar for depositary receipts and if shares of a series of preferred stock are redeemable, the depositary will also act as redemption agent for the corresponding depositary receipts.

Description of the warrants

The following description of the terms of the warrants sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. We may issue warrants for the purchase of senior debt securities, subordinated debt securities, preferred stock or Class A common stock. Warrants may be issued independently or together with debt securities, preferred stock or Class A common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

Debt warrants

The prospectus supplement relating to a particular issue of debt warrants will describe the terms of such debt warrants, including the following:

•	the title of such debt warrants;

•	the offering price for such debt warrants, if any;

•	the aggregate number of such debt warrants;

•	the designation and terms of the debt securities purchasable upon exercise of such debt warrants;

•	if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security;

•	if applicable, the date from and after which such debt warrants and any debt securities issued therewith will be separately transferable;

•

the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities or other property);

•	the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States Federal income tax considerations;

•	the antidilution or adjustment provisions of such debt warrants, if any;

•	the redemption or call provisions, if any, applicable to such debt warrants; and

•	any additional terms of such debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of such debt warrants.

Stock warrants

The prospectus supplement relating to any particular issue of preferred stock warrants or Class A common stock warrants will describe the terms of such warrants, including the following:

•	the title of such warrants;

•	the offering price for such warrants, if any;

•	the aggregate number of such warrants;

•	the designation and terms of the preferred stock purchasable upon exercise of such warrants;

•	if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security;

•	if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable;

•	the number of shares of Class A common stock or preferred stock purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States Federal income tax considerations;

•	the antidilution provisions of such warrants, if any;

•	the redemption or call provisions, if any, applicable to such warrants; and

•	any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Description of the purchase contracts

We may issue, from time to time, purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified principal amount of senior debt securities, subordinated debt securities, or a specified number of shares of Class A common stock or preferred stock or any of the other securities that we may sell under this prospectus at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts.

The prospectus supplement related to any particular purchase contracts will describe, among other things, the material terms of the purchase contracts and of the securities being sold pursuant to such purchase contracts, and a discussion, if appropriate, of any material United States Federal income tax considerations applicable to the purchase contracts and any material provisions governing the purchase contracts that differ from those described above. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts.

Description of the units

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any prospectus supplement related to any particular units will describe, among other things:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	if appropriate, any special United States Federal income tax considerations applicable to the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

Plan of distribution

We or the selling stockholder may offer and sell the securities in any one or more of the following ways:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis; or

•	otherwise through a combination of any of the above methods of sale.

In addition, we or the selling stockholder may enter into option, share lending or other types of transactions that require us or such selling stockholder, as applicable, to deliver shares of Class A common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of Class A common stock under this prospectus. We or the selling stockholder may also enter into hedging transactions with respect to our securities or the securities of such selling stockholder, as applicable. For example, we or the selling stockholder may:

•	enter into transactions involving short sales of the shares of Class A common stock by underwriters, brokers or dealers;

•	sell shares of Class A common stock short and deliver the shares to close out short positions;

•

enter into option or other types of transactions that require us or the selling stockholder, as applicable, to deliver shares of Class A common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of Class A common stock under this prospectus; or

•	loan or pledge the shares of Class A common stock to an underwriter, broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale of shares of Class A common stock covered by this prospectus.

We or the selling stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or the selling stockholder, as applicable, or borrowed from us, the selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or the selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or the selling stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or the securities of the selling stockholder, as applicable, or in connection with a concurrent offering of other securities.

Shares of Class A common stock may also be exchanged for satisfaction of the selling stockholder’s obligations or other liabilities to its creditors. Such transactions may or may not involve brokers or dealers.

Each time we or the selling stockholder sells securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including:

•	the purchase price of the securities and the proceeds we and/or the selling stockholder will receive from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;

•	any commissions allowed or paid to agents;

•	any securities exchanges on which the securities may be listed;

•	the method of distribution of the securities;

•	the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and

•	any other information we think is important.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The securities may be sold from time to time by us or the selling stockholder in one or more transactions:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices;
•	at varying prices determined at the time of sale; or
•	at negotiated prices.

Such sales may be effected:

•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•

in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	through the writing of options; or

•	through other types of transactions.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The selling stockholder might not sell any securities under this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The securities may be sold directly by us or the selling stockholder or through agents designated by us or the selling stockholder, as applicable, from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us or the selling stockholder, as applicable, to such agent will be set forth in, the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us or by the selling stockholder directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

If indicated in the applicable prospectus supplement, underwriters, dealers or agents will be authorized to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

•	commercial and savings banks;
•	insurance companies;
•	pension funds;
•	investment companies; and
•	educational and charitable institutions.

In all cases, these purchasers must be approved by us or the selling stockholder, as applicable. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject, and (b) if the securities are also being sold to underwriters, we or the selling stockholder, as applicable, must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Some of the underwriters, dealers or agents used by us or the selling stockholder in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us and/or the selling stockholder, as applicable, or affiliates of ours and/or its, as applicable, in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us and/or the selling stockholder to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us and/or the selling stockholder for certain expenses.

The selling stockholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act.

Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

Any underwriters to which offered securities are sold by us or the selling stockholder for public offering and sale may make a market in such securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

The maximum compensation we will pay to underwriters in connection with any offering of the securities will not exceed 8% of the maximum proceeds of such offering.

To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Legal matters

Certain legal matters in connection with the offered securities will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

Experts

The financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

10,000,000 shares

Taylor Morrison Home Corporation

Class A common stock

Joint book-running managers

J.P. Morgan	Citigroup	Credit Suisse

Joint lead managers

Deutsche Bank Securities	BofA Merrill Lynch	Goldman, Sachs & Co.

Wells Fargo Securities		Zelman Partners LLC

Co-managers

HSBC	TPG Capital BD, LLC	Comerica Securities